                                                 NEW YORK CITY ECONOMIC OVERVIEW
--------------------------------------------------------------------------------

Economic Overview

      New York City, comprised of the five boroughs of Manhattan, Brooklyn, Queens, Bronx and Staten Island, is a leading international city with an immense and dynamic economy and is the nation's center for finance, the arts, media, fashion, telecommunications and corporate headquarters.

      New York City is also home to twelve firms on the 1997 Inc. 500--surpassing Dallas and Atlanta to become the city with the most companies on the list in 1997. Just over 80 percent of the businesses that made the list are service companies, the most popular--and therefore competitive--industry for Inc. 500 firms. The recent ascendance of "Silicon Alley" has helped Midtown South and more recently, lower Manhattan, become a center for over 1,000 high-tech startups specializing in multimedia, web design, and computer services. Low rents, the highly educated work force as well as other aspects of "city" culture have all helped the area attract, maintain and expand this cutting-edge industry.

      New York City's broad economic base and concentration of business, along with its highly educated work force has encouraged companies in the financial, legal, accounting, advertising, publishing, entertainment/broadcasting and retail sectors to establish and maintain a presence in New York City. In November 1997, Fortune Magazine cited New York as the best city in America in which to do business, graded on such categories such as business climate, cost of living and quality of life.

      The city has also worked hard to make it easier to do business within its five boroughs. Over the last four years, New York City has secured commitments from 34 major companies--including Paine Webber, Morgan Stanley, Conde Nast, Bear Stearns, Credit Suisse First Boston, Bertlesmann, and Standard and Poor's to remain headquartered in the city for at least another 15 years. The city has also reached out to smaller businesses with tax incentives and other programs. Wall Street is flourishing and the investment industry has added 16,200 jobs since 1993. At the same time, the private sector has generated 174,500 jobs within the city's limits.

--------------------------------------------------------------------------------

                                                 New York City Economic Overview
--------------------------------------------------------------------------------

      New York City is headquarters to many of the leading corporations and service firms in the United States, including:

      o     More Fortune 500 Companies (47) than any other United States city;

      o Three of the four largest U.S. commercial banks and 400 International banks have offices in New York City--more than any other city in the world;

      o Twenty-three of the 25 largest securities firms located in the United States;

      o     Four of the 10 largest U.S. money managers;

      o Twenty-seven of the 100 largest United States law firms maintain a headquarters in New York City, while 64 maintain offices in New York City;

      o     Four of the "Big Six" accounting firms; and

      o     Four of the largest United States entertainment/media conglomerates.

      The continuing attractiveness of New York City to corporations is evidenced by the recent commitments made to New York City by Reuter's, Bear Stearns, Conde Nast and Skadden Arps, all of which have recently purchased office buildings for their own use or signed long-term leases to occupy office space in the only three new office buildings planned or under construction in Manhattan.

      New York City is a international, financial and cultural capital that in addition to housing the United Nations and numerous foreign missions, attracts tourism, is a center for international investments and a favored North American base for many multinational corporations headquartered overseas.

      As the world's financial capital, New York City's economy has benefited immensely from the recent surge of financial market activity. With its dynamic and diverse base of business, New York City is poised to continue its course of steady growth and economic improvement for both the short and long term.

Population Trends

      The New York area is the largest metropolitan area in the country in terms of population. The following chart provides population growth for New York City between 1980 and 1990, estimated figures for 1997 and projected population statistics for the year 2002.

--------------------------------------------------------------------------------

                                                 New York City Economic Overview
--------------------------------------------------------------------------------

====================================================================================================================================
                                                      New York City Population
====================================================================================================================================
                                                                                          % Increase                    % Increase
                                                           % Increase                     1990-1997         2002        1997-2002
           County         1980 Census      1990 Census      1980-1990    1997 Estimated      (Est.)       Projection    (Projected)
====================================================================================================================================
New York City              7,071,641         7,322,564        3.5%          7,324,010        0.02%        7,366,228         .58%
------------------------------------------------------------------------------------------------------------------------------------
Manhattan                  1,428,286         1,487,536        4.15%         1,539,610        3.50%        1,576,555        2.40%
------------------------------------------------------------------------------------------------------------------------------------
Brooklyn                   2,230,936         2,300,664        3.13%         2,226,823       -3.21%        2,204,603       -1.00%
------------------------------------------------------------------------------------------------------------------------------------
Queens                     1,891,326         1,951,598        3.19%         1,971,143        1.00%        1,990,441        0.98%
------------------------------------------------------------------------------------------------------------------------------------
Bronx                      1,168,973         1,203,789        2.98%         1,185,282       -1.54%        1,185,837        0.05%
------------------------------------------------------------------------------------------------------------------------------------
Staten Island                352,121           378,977        7.63%           401,152        5.85%          408,792        1.90%
====================================================================================================================================
Source: Equifax National Decision Systems 1997
====================================================================================================================================

      Although a low growth MSA, New York City continues to experience significant immigration of both skilled and unskilled workers from around the world who are drawn to the culturally diverse area. New York City's ethnic neighborhoods continue to renew themselves with immigrant waves seeking a better way of life. This immigration supports the local economy in the creation of small businesses and in the re-supply of the City's labor force.

Employment Sectors

      Services Sector

      The single fastest growing employment sector in the New York Metropolitan economy in terms of jobs added is the services sector. Fueling growth in the business services sector are the advertising industry, the increased demand for computer programmers as well as the trend towards hiring temporary workers as a way to maintain corporate flexibility. New York City is home to one-third of all advertising professionals in the United States and accounts for approximately 50 percent of all advertising billings worldwide. Other components of the business services sector are the audio recording and software industries. Accordingly, the entertainment and information technology industries contribute to the continuing growth within business services.

      Other important components of the services sector are legal services, engineering and management services and membership organizations. Legal services is the third most highly concentrated industry in New York City, with 64 of the 100 largest law firms maintaining a presence in Manhattan. In addition, several thousand other domestic and international law firms are located in Manhattan. In the engineering and management services sector, four of the "Big Six" accounting firms have their national headquarters in Manhattan and many of the world's foremost consulting firms are located in Manhattan. In addition, approximately 20,000 non-profit organizations are based in New York City, ranging from cultural groups and trade associations to research and medical facilities.

      Also included in services is the motion picture industry. Manhattan is home to 13 television stations, 117 radio stations and several media and broadcasting companies including Time Warner, Viacom, CBS (Westinghouse), NBC (General Electric) and ABC (Walt Disney). Entertainment and media contribute significantly to the New York City economy. In 1996, direct revenues into the city's economy from film and video production totaled more than $4 billion, including $2.2 billion from shoots on location, $1.6 billion from business operating year-round and $280 million from five daytime soap operas produced in the city.

--------------------------------------------------------------------------------

                                                 New York City Economic Overview
--------------------------------------------------------------------------------

      The amusement and recreation services sector and hotel and lodging industry both benefit from tourism and visitor spending while health, social and educational services continue to contribute to job growth in New York City.

      Trade Sector

            The trade sector is the second largest and second fastest growing part of the city's economy. Approximately, 17 percent of the city's total employment is regenerated by the trade sector. Two components of employment in the trade sector have increased significantly in the past year. Retail trade added 11,700 new jobs in 1997, a 3.10 percent gain while eating and drinking establishments added 6,800 new jobs during the same period representing a 5 percent increase. The trade sector represents activities such as shopping and wholesale merchandising and restaurants and entertainment oriented businesses who rely on the disposable income of both local residents and visitors to the city. In several respects, the trade sector has benefited from Mayor Guiliani's efforts to improve the social and business environment in the city. Crime, graffiti, litter and vagrancy have all been reduced, which has aided efforts to increase tourism. Not surprisingly, tourism has increased 2.25 percent over the past year directly benefiting the trade sector. Local residents meanwhile, have become more affluent; the average household income in New York City was $62,386 in 1997. New York City has 40% of its households earning more than $50,000 per year and, not surprisingly, a securities industry which pays its average employee $169,500 per year. The following chart reflects the effect of high disposable income on total retail sales:

=====================================================================================================================
        Total Retail Sales (000)                Total Retail Sales (000)             Total Retail Sales (000)
                Manhattan                            Five Boroughs                        Outer Boroughs
=====================================================================================================================
    Year         Amount        Change      Year       Amount        Change     Year       Amount         Change
---------------------------------------------------------------------------------------------------------------------
    1987       $18,458,135         --      1987    $38,349,184         --      1987    $19,891,049        --
---------------------------------------------------------------------------------------------------------------------
    1988       $20,498,676      11.06%     1988    $42,205,206      10.05%     1988    $21,706,530      9.13%
---------------------------------------------------------------------------------------------------------------------
    1989       $17,790,516     -13.21%     1989    $37,866,765     -10.28%     1989    $20,076,249     -7.51%
---------------------------------------------------------------------------------------------------------------------
    1990       $18,127,873       2.00%     1990    $38,926,581       2.80%     1990    $20,798,708      3.60%
---------------------------------------------------------------------------------------------------------------------
    1991       $17,896,000      -1.28%     1991    $38,710,456     - 0.56%     1991    $20,814,456      0.08%
---------------------------------------------------------------------------------------------------------------------
    1992       $18,112,350       1.21%     1992    $39,436,565       1.88%     1992    $21,324,215      2.45%
---------------------------------------------------------------------------------------------------------------------
    1993       $17,816,695     - 1.63%     1993    $38,757,626     - 1.72%     1993    $20,940,931     -1.80%
---------------------------------------------------------------------------------------------------------------------
    1994       $20,107,299      12.86%     1994    $39,828,924       2.76%     1994    $19,721,625     -5.82%
---------------------------------------------------------------------------------------------------------------------
    1995       $20,599,418       2.45%     1995    $40,795,504       2.43%     1995    $20,196,086      2.41%
---------------------------------------------------------------------------------------------------------------------
    1996       $21,325,377       3.52%     1996    $40,567,690      -0.56%     1996    $19,242,313     -4.72%
---------------------------------------------------------------------------------------------------------------------
 Compounded
Annual Growth
  1987-1996       +1.45%          --        --        +0.56%          --        --       - 0.33%          --
=====================================================================================================================
Source:  Sales & Marketing Management Survey of Buying Power (1988-1997)
=====================================================================================================================

      The increase in tourism and the added benefit of a strong securities industry has led to a dramatic increase in both "high end" and "specialty" retail activity. Not only have upscale retailers opened many shops along Fifth Avenue, Madison Avenue and 57th Street, they have had a dramatic effect on rents. For example, Fifth Avenue store space between 47th and 59th Streets achieves rents of $400 to $600 per square foot per year. Likewise, Madison Avenue has seen rents increase to $300 to $400 per square foot per year with 57th Street not far behind. New types of retailers are being introduced. The NBA Store, a 30,000 square foot basketball emporium, will open in Summer 1998 at Fifth Avenue and 53rd Street, following the lead

--------------------------------------------------------------------------------

                                                 New York City Economic Overview
--------------------------------------------------------------------------------

established by Niketown, the 100,000 square foot store located on East 57th Street. Other successful superstore openings over the past three years have included Warner Brothers (75,000 square feet); The Disney Store (20,000 square feet) and Crate and Barrel (30,000 square feet).

      The Times Square redevelopment meanwhile, continues to leave even hardened New Yorkers in awe. New office building developments along Broadway and Seventh Avenue, have led to booming demand for retail space. ABC Television recently leased the first four floors of 1500 Broadway for a television studio enabling viewers to see the ever active Times Square as studio background. Two blocks north is the Virgin Megastore, the largest record store in the country and most out of character for the once "seedy area". The Disney Store has opened on the corner of Seventh Avenue and 42nd Street and adjacent to it, the New Amsterdam Theater, featuring the hit musical "The Lion King".

      Retail sales within New York City grew at a compounded rate of 0.56 percent per annum over the past 10 years. In 1992, retail sales increased slightly, reflecting the cautious economic environment as the recession subsided. Total retail sales decreased in both Manhattan and the outer boroughs in 1993. Total retail sales in New York City in 1995 reached $40.8 billion - a five year high - and a 2.43 percent increase over 1994. Sales in 1996 were $40.6 billion, a slight drop from the previous year. Manhattan clearly dominates retail sales in New York City, representing over 50 percent of the City's total retail sales volume. While sales in Manhattan have fluctuated between roughly $17.8 billion and $20.1 billion for the past five years, sales eclipsed $20.5 billion in 1995, and rose to $21.3 billion in 1996 - the highest ever, and the highest since 1988.

      FIRE Sector

      Finance, Insurance and Real Estate - Four of the ten largest money managers in the United States, ranked by total assets are located in Manhattan as well as 23 of the 25 largest securities firms in the United States. The securities industry represents 5 percent of the overall employment base in the city. Although it represents only a modest portion of the economy, the industry is highly concentrated in New York City area, and many of the world's most active underwriters are based in Manhattan or have a strong presence there.

      Employment growth in the FIRE sector has increased 0.62 percent over the past year. This statistic, taken at face value, would indicate modest growth. However, the key component of this sector, securities and commodities brokers, has increased 6.4 percent and more importantly represents a disproportionately large contribution to the city economy. Since securities jobs pay on average, four times the typical New York salary, their effect on the trade sector and residential housing market is significant. The key components of the FIRE sector, banking and insurance, have decreased employment modestly over the past eight years as the result of consolidations. These consolidations were mitigated by increased employment by foreign banks, such as Deutsche Bank and UBS Securities and European investment banks such as ING Capital Markets. Other foreign expansions in this sector include Sakura Bank, Bayerishe Vereins Bank and Swiss Re Holding N.A.

      The major securities firms based in Manhattan continue to expand their employment base and as a result, their physical presence in the city. There are numerous examples of the

--------------------------------------------------------------------------------

                                                 New York City Economic Overview
--------------------------------------------------------------------------------

securities industry's continued commitment to New York City: Morgan Stanley purchased both 1585 Broadway and 750 Seventh Avenue in 1993 for their own occupancy; Credit Suisse First Boston signed a 20 plus year lease at 11 Madison Avenue in 1996; and in the same year, Paine Webber renewed their lease for a 15 plus year term at 1285 Avenue of Americas; Donaldson Lufkin Jenrette relocated to Midtown in 1996, locating to 277 Park Avenue for a 20 year term; Merrill Lynch under long term lease at the World Financial Center continues to expand, buying 222 Broadway in 1994 for their own use; Bankers Trust Company sold their Park Avenue headquarters in 1997 and relocated to One Liberty Plaza and expanded by leasing 275,000 square feet at the World Trade Center; Goldman Sachs recently expanded by leasing 10 Hanover Square - a 400,000 square feet rehab; the Travelers Group, owners of Smith Barney owns and occupies its own building on Greenwich Street; Lehman Brothers is under long term lease at World Financial Center; J.P. Morgan constructed a "state of the art" tower at 60 Wall Street in 1988. Most recently, Bear Stearns announced plans to construct their own 1,000,000 tower at 383 Madison Avenue. Lastly, San Francisco based Montgomery Securities recently expanded their occupancy by 150,000 square feet at 9 West 57th Street.

      The securities industry remains very strong and the recent acceleration of initial public offerings and other investment banking activities should lead to additional growth in this industry. Long term, both finance and securities will contribute to local economic growth due to New York City's position as an international center of finance and securities innovation.

      Transportation/communications/public utilities/manufacturing

      Included in this sector are: railroad transportation, local & interurban transportation, trucking and warehousing, transportation by air, scheduled air transportation, transportation services, telephone & telegraph, electric providers, gas and sanitation services. This sector represents 6.05 percent of the city's employment base and has witnessed a modest 0.68% increase over the past year.

      The communications part of this sector has been affected by the merger of several Bell operating companies across the nation, the merger of cable and entertainment firms, of publishers and of broadcasters and entertainment firms. Some of the mergers have resulted in new jobs for the New York metropolitan area as companies consolidate operations from other cities.

      Manhattan is an urban center with high operating costs and difficult transportation access for manufacturers. It is an unfavorable location for manufacturing and many manufacturers have relocated, returning a large volume of industrial space to the market with such space gradually being converted to office or residential uses. The City of New York has begun to recognize this change and has rezoned many manufacturing districts, allowing "big box" retail stores and retail centers and, in certain circumstances, residential conversion of lofts and factories, where only industrial uses were once permitted.

      Government

      The New York City Government Sector, which includes federal, state, city and local government employees, state hospitals and education employees and elementary and secondary school employees accounted for approximately 15 percent of New York City employment in 1997. Government employment consisting of federal and state jobs, decreased

--------------------------------------------------------------------------------

                                                 New York City Economic Overview
--------------------------------------------------------------------------------

1.35 percent in the past year, while local government also declined as the Guiliani Administration continues to contract the size of and resultant cost of city government.

Employment Trends

New York City employment increased by 56,000 jobs between December 1996 and December 1997. The following charts represent New York City job allocation by sector.

[PIE CHART OMITTED]

          [BAR CHART SHOWING TOTAL NEW YORK CITY EMPLOYMENT 1989-1997]

Number of Employees

Services - 1,270,700

Retail/Wholesale - 579,400

Government - 525,000

FIRE - 471,400

Manufacturing - 264,400

Transportation - 206,300

Construction - 93,800

Total:  3,411,000

Source:  New York State Department of Labor

      While all government jobs in New York City have declined by 41,600 since 1994, private sector job growth has increased by 142,300 during the same period. In fact, in 1997, the City experienced the largest private sector job growth in the last 13 years.

      New York City experienced an average rate of job growth of only 0.2 percent during the first three years of the State's recovery from the 1989-91 recession, but a turnaround occurred following a strong performance on Wall Street in 1995. Between 1995 and 1997, City employment rose by approximately 3.9 percent, making it the fastest growing region in the State. Over 75 percent of the City's net job growth occurred in Manhattan, which experienced strong job growth of 3.1 percent over the two-year period.

      The City's employment picture has been further clouded by a decline in the public assistance caseload of about 340,000 since 1995. The transition of an estimated 178,000 adults from public assistance into the labor force over the last three years may be a factor forcing the City's unemployment rate up, even while total employment is rising. Moreover, the New York State Assembly Ways and Means Committee estimates that an additional 59,000 adults will leave public assistance during the 1998-99 State fiscal year, compounding the challenge which the City faces to absorb these new labor force entrants.

--------------------------------------------------------------------------------

                                                 New York City Economic Overview
--------------------------------------------------------------------------------

      A look at the top job producing industry groups from 1992 to 1997 illustrates the increasing importance of the service sector in the City's economy. Three of the top four industry groups in terms of job creation come from the service sector--business and professional services, entertainment services, and health services. However, more recent data indicates the loss of over 7,500 hospital jobs in New York City as a result of industry restructuring.

      New York City was more successful at attracting FIRE sector firms than any other industry group. In 1996, the most recent year for which firm-level data are available, there were 1,789 more FIRE sector firms in the City than in 1992, representing 6.7 percent growth. However, even though the number of firms increased, the number of FIRE sector employees fell by 11,820. This is indicative of the extent of the downsizing that has taken place in the industry. The professional services industry group brought 1,780 new establishments to the City, for growth of 7.3 percent. The household services industry group brought 1,226 new firms to the City, for growth of 13.4 percent.

      The City showed particular weakness in attracting and retaining non-durable goods manufacturing firms. New York City lost a net total of 968 such firms, for an 11.1 percent decline. The City also lost 637 construction firms, or 6.3 percent of the 1992 total. The third weakest industry group in the City was durable goods manufacturing, which lost a net total of 411 establishments, an 11.0 percent loss.

      Following are New York City's top publicly and privately held companies:

---------------------------------------------------------------------------------------------------------------
      New York City Top Publicly Held Companies                  New York City Top Privately Held Companies
                     (By Revenue)                                               (By Revenue)
                         1997                                                       1997
---------------------------------------------------------------------------------------------------------------
                  Philip Morris Cos                                         Goldman Sachs Group
                      AT&T Corp                                            Continental Grain Co.
                       Citicorp                                              Trump Organization
                Chase Manhattan Corp.                                   MacAndrews & Forbes Holdings
                Merrill Lynch and Co.                                       Advance Publications
                Travelers Group, Inc.                                   Century Business Credit Corp
                     Loews Corp.                                                Hearst Corp.
              RJR Nabisco Holdings Corp.                                    LeFrak Organization
                 American Express Co.                                    Rosenthal & Rosenthal Inc.
              Bristol-Meyers Squibb Co.                                       Renco Group Inc.
---------------------------------------------------------------------------------------------------------------
 Source:  Crain's New York Business - 1998 Book of Lists
---------------------------------------------------------------------------------------------------------------

      The outlook for the New York City economy remains strong and it is anticipated that private sector employment will continue to increase at about 1.1% percent annually through 2002. The strong growth of the national economy will fuel activity in the finance center. Additional growth is anticipated in the services sector, especially in industries such as advertising, law, software, motion pictures, hotels and tourism. Strong growth in small businesses, such as those in the "new media" industry, will further enhance the growth prospects for business services and, generally, other industries which provide services to businesses.

--------------------------------------------------------------------------------

                                                 New York City Economic Overview
--------------------------------------------------------------------------------

      The growth of private sector employment has continued through the first several months of Fiscal 1998. Employment in the private sector reached approximately 2.9 million jobs at the end of December 1997. Calendar year 1997 saw the City's largest private sector job growth since 1984. Total employment in all sectors rose to approximately 3.4 million jobs in December 1997, compared with 3.35 million in December 1993. As a result of downsizing at the federal, state, and local levels, government employment decreased by approximately 47,000 jobs over the same period. Calendar years 1994-1997 saw the highest average annual growth rate in private employment since the Bureau of Labor Statistics began compiling employment data in 1950.

      Film and television production activity also continued to increase in 1997. As shown in the accompanying chart of job growth by industry from Calendar year 1994 to Calendar year 1997, employment in the motion picture services industry rose by 47 percent, the highest growth rate of any industry group in the private sector.

      In 1997, film and television production in the city hit a record high. This marks the fourth consecutive year of record growth in this industry, bringing direct expenditures from the production of film, TV series and specials, commercials, and music videos to $2.37 billion. New York City has 105 national television series in production. The number of shooting days for TV shows jumped from 6,439 shooting days to 7,458 last year. That's an increase of over 15 percent in a single year. All this sustained growth in film and television production is creating jobs; employment in the motion picture services industry has increased 47.5 percent over the last four years. As the industry keeps surging, it will continue to add to the private sector jobs that have already been created citywide over the last four years -- and continue to generate billions of dollars in revenue.

--------------------------------------------------------------------------------

                                                 New York City Economic Overview
--------------------------------------------------------------------------------

Quality of Life

      Education

      New York City has more institutions of higher education than any other city in the world. Approximately 500,000 students from around the world attend New York City's 95 academic institutions, which include major universities, small colleges and professional and specialty schools. The large educational segment of the City's employment base serves to augment the demands of its service economy. The finance, securities, advertising, publishing and legal industries regularly draw from local institutions.

      The City has its own public university system which includes both junior and senior colleges. CCNY, Hunter College, Queens College and Brooklyn College are all part of the City University of New York. Private Colleges include Columbia University, New York University, Fordham University, St. John's University, Pace University, Rockefeller University and Wagner College. There are affiliated law and medical schools as well as a large contingent of specialty schools, technical colleges and academies. New York City is also home to approximately 914 private primary and secondary schools.

      According to the Department of Education, the New York City Public School System is the third largest in the United States, following California and Texas. For the ten year period ending 1994, the New York City School District has experienced the largest increase in enrollment of all the nation's school districts, with immigration contributing to the nearly 100,000 students who entered New York City schools during that period. New York City is also third in projected increases through the year 2007, at which time it is anticipated that an additional 130,000 more students will have entered the New York public school system's 1,095 schools. Furthermore, New York State leads the continental United States in annual per-pupil spending with an average of $8,532 per student and some school districts are devoting in excess of $25,000 per student.

      Culture

      New York city features a wide variety of restaurants, entertainment and cultural offerings, such as the Theater District and productions at Carnegie Hall and Lincoln Center. In addition, many of the world's finest museums, including the Metropolitan Museum of Art, The Museum of Modern Art, The Guggenheim Museum, The Whitney Museum and the Museum of Natural History are located in New York City. More than 400 art galleries, 150 museums and numerous zoos, botanical gardens, music halls, dance companies and performance art spaces are located in New York City. The cultural and educational infrastructure of the city serves to attract new employees to the city who find jobs in the finance, securities, advertising, publishing and legal industries.

      Crime

      New York City leads the nation in crime decline over the last four years. Violent crime has fallen to levels not seen since the 1960's and the quality of life in all five boroughs has dramatically improved. In October 1997, the FBI released statistics indicating a 14 percent decrease in New York City's crime rate compared with 3 percent nationwide. The New York City Police Department, in December 1997, reported a decrease in all seven major crime categories,

--------------------------------------------------------------------------------

                                                 New York City Economic Overview
--------------------------------------------------------------------------------

ranging from 4 percent to an unprecedented 22.7 percent. Over the last four years crime has decreased by more than 43 percent in the city.

      The New York City Police Department's (NYPD) targeted approach to crime prevention continues to increase the safety of New York City. During the first six months of Calendar 1997, the City's Total FBI Index Crime rate per 100,000 population improved relative to other large cities. In comparison to 189 U.S. cities with a population over 100,000 reporting to the FBI, New York ranked 150th during the first half of Calendar 1997. By comparison, the City ranked 87th out of 181 large cities during the first half of Calendar 1993. While the nation as a whole has seen crime reductions over this period, the City's improvements far outstrip those seen in most other large cities. New York City accounted for 32 percent of the reduction in FBI Index Crimes in cities with population over 100,000 from January-June 1993 to January-June 1997; 29 percent of the reduction in murders, and 44 percent of the reduction in larceny thefts. Over the last year, New York continued to lead the nation in reducing felony crimes. As compared to January-June 1996, during the January-June 1997 period the City accounted for 20 percent of the overall reduction in Index Crimes, 23 percent of the reduction in murders, and a stunning 74 percent of the reduction in forcible rapes.

      The first quarter of 1998, thus far, reflects the continuing downward trend, according to the New York City Police Department. As of March 23, 1998, New York City crime had decreased 7.84% from the same period in 1997. It is anticipated that the continued economic upturn and more aggressive policing strategies will continue drive the crime rate down.

      Budget Surplus

      The city's strong economy led to a budget surplus in 1996 of $856 million and a projected surplus of $2 billion in 1997. The fiscal responsibility of Mayor Guiliani coupled with the vibrant economy have served to create additional revenue. According to recent press reports, the surplus may be used to offset welfare reform costs and to eliminate the 8.25 percent sales tax on clothing and footwear. If enacted, this tax cut is projected by the city to create more than 17,000 jobs, mostly in the retail trade category.

      Tax Changes

      The 1997 budget surplus forecast by the city, coming on the heels of the 1996 $856 million surplus, serves to reinforce the tax reduction measures enacted by Governor Pataki and Mayor Guiliani over the past four years:

      o Property taxes on commercial and residential income property while increasing in most major cities have actually declined in New York City. Assessed valuations were cut by an average of 10% to 20% in the 1994/95 fiscal year and the 1997/98 commercial tax rate has declined 5% from its peak in 1993/94.

      o The New York State Real Property Gains Tax was repealed for transfers occurring on or after June 15, 1996. This tax, which amounted to 10% of the gain on the sale of property in excess of $1,000,000, was onerous and represented a disincentive for older property owners with low tax base amounts to sell their property.

--------------------------------------------------------------------------------

                                                 New York City Economic Overview
--------------------------------------------------------------------------------

      o The New York City Real Property Transfer Tax, normally 2.625% of sale price over $500,000, was modified for certain transfers to real estate investment trusts (REITS). This modification amounts to 50 percent of the rate otherwise applicable, a substantial savings for large owners of commercial and residential real estate.

      o The New York City occupancy tax, normally a surcharge of 6% of base rent payable by tenants, has been severely curtailed and is expected to be eliminated completely within the next five years.

      Additionally, on September 1, 1994, the state repealed its 5 percent tax on first-class hotel rooms over $100, and the city reduced its rooms tax by one percent. These changes reduced the city's hotel room tax to its current level of 13 percent, down from 19 percent. This lessened tax burden on New York's hotel guests has made New York a more attractive destination for travel, and has combined with the local economic turnaround to increase lodging market demand.

--------------------------------------------------------------------------------

                                                MANHATTAN OFFICE MARKET ANALYSIS
--------------------------------------------------------------------------------

Manhattan Overview

      Manhattan contains over 380+/- million square feet of class A, B and C office space and is, by a very wide margin, the largest market in the United States. The Manhattan office market is actually composed of three markets:
Midtown, Midtown South and Downtown. The Midtown market, which is identified as that area north of 32nd Street, is widely diversified among legal services, financial institutions, insurance companies, media companies, advertising agencies and accounting firms, among others. The Midtown South market is identified as that area north of Canal Street and south of 32nd Street and is dominated by class B and C buildings which are generally occupied by local service firms, back office divisions of large companies and front offices for local manufacturers. The Downtown market, identified as that area south of Canal Street to the Battery, is linked significantly to financial services, Wall Street firms and New York City government.

                          1997 Comparative Office Stock

Rank                                                        Stock Square Feet
----                                                        -----------------
1              New York, NY(1)                                    389,200,000
2              Chicago, IL                                        112,100,000
3              Washington, DC                                      81,000,000
4              Boston, MA                                          51,600,000
5              San Francisco, CA                                   42,000,000
6              Philadelphia, PA                                    38,900,000
7.             Houston, TX                                         34,350,000
8.             Dallas, TX                                          29,870,000
9.             Los Angeles, CA                                     29,600,000
10.            Seattle, WA                                         24,700,000

(1) Refers to commercial office buildings south of 70th Street in Manhattan.

Midtown Manhattan Market

      The Midtown Manhattan office market is currently the largest in the country and contains over 220 million square feet of space in 778 properties, with class A space accounting for 76 percent of the total inventory. With strong leasing and positive absorption, the Midtown market ended the year with total leasing reaching nearly 20 million square feet, a seven percent increase from 1996. Pending leases totaling nearly 3 million square feet indicate that leasing activity could accelerate substantially during the first six months of 1998. The following chart summarizes the status of the Midtown Office Market as of year end 1997.

---------------------------------------------------------------------------------------------------------
           Midtown Manhattan Office Market Statistics - Year End 1997
---------------------------------------------------------------------------------------------------------
                                            Class A          Class B         Class C           Overall
---------------------------------------------------------------------------------------------------------
Number of Built Buildings                          342             328             108               778
Inventory - Square Feet                    168,126,777      39,395,235      13,127,089       220,649,101
---------------------------------------------------------------------------------------------------------
Overall Availabilities - SF                 13,711,305       4,451,820       1,421,913        19,585,038
YTD Under Construction - SF                  1,614,000               0               0         1,614,000
---------------------------------------------------------------------------------------------------------
Total Leasing Activity 1996 - SF            15,134,075       2,641,959         859,620        18,635,654
Total Leasing Activity 1997 - SF            14,965,458       3,942,439       1,030,183        19,938,080
---------------------------------------------------------------------------------------------------------
Total Absorption 1996 - SF                   1,530,652         103,212         133,649         1,767,513
Total Absorption 1997 - SF                   2,423,842       1,614,642         132,704         4,171,188
---------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

Total Vacancy Rate                                 8.2%           12.9%           10.8%              8.9%
Total Avg. Asking Rental Rate                   $38.00          $24.97          $13.12            $33.23
---------------------------------------------------------------------------------------------------------
Source:  Cushman & Wakefield Research Services

                        Manhattan Office Market Overview

                                Class A and Class BA             1st Quarter 1998             1st Quarter 1998
                              Inventory (in millions)            Vacancy Rate                 Rent/Square Feet
                              -----------------------            ------------                 ----------------
                                 Class A         Class B        Class A        Class B       Class A       Class B
                                 -------         -------        -------        -------       -------       -------
Midtown Market(1)                178.1 SF        66.7 SF          6.9%          10.5%         $41.42        $24.80
                                 --------        -------
Midtown                          168.0 SF        39.6 SF          7.3%          10.9%         $41.50        $25.19
                                 --------        -------
Midtown South                     10.1 SF        27.1 SF          0.8%           9.9%         $29.07        $24.12
                                 --------        -------
Downtown                          55.6 SF        35.5 SF          8.0%          18.1%         $33.36        $26.38
                                 --------        -------
   Total                      233.7 SF(2)       102.2 SF          7.2%          13.1%         $39.06        $25.32
                              -----------       --------

   (1) Consists of midtown and midtown south submarkets.
   (2) Represents amount of total Class A stock and Class B stock in the Manhattan office market.

      Cushman & Wakefield defines Class A, B, and C space as follows:

      Class A: Buildings which meet three or more of the following criteria: centrally located, professionally managed and maintained; attract high-quality tenants and command upper-tier rental rates. Structures are modern or have been modernized to successfully compete with newer buildings.

      Class B: Buildings with less than three of the criteria listed above. In addition, the current or prospective tenants must be office space users.

      Class C: Buildings competing for tenants requiring functional space at rents below average.

      During the 1980s the Midtown Manhattan office market experienced unprecedented growth in leasing activity, new construction and rental rates. In the early 1990s the market softened as new supply entered the market in response to rising rental rates, increased demand from the mid-1980s, as well as several New York City office development incentives. The resulting oversupply of Midtown office space, in conjunction with the past recession, created soft market conditions that persisted well after most of the country had begun its ascent from the past 1989-91 recession.

      The future shows a more balanced outlook for the Midtown office market. New construction had virtually come to a standstill, which allowed demand to catch up with existing supply and vacancy rates to decline. The New York City region has emerged from the past recession and lenders have begun to provide new financing of well-occupied and stabilized office properties. Finally, new construction has just begun on multi-tenanted office projects, with partial preleasing mandatory, which is deemed as a positive factor.

Supply

      The last wave of new construction activity in Midtown was initiated by the 1981 rezoning of the West Side of Manhattan centering around Times Square. The temporary zoning change increased the permissible density (FAR) of potential building sites. This prompted many

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

developers to acquire sites and begin construction in order to meet the zoning deadline requirement that foundations be in place by May 13, 1988. East Side sites were conversely downzoned, although the scarcity of sites on the East Side minimized the effects of the downzoning.

      The 1981 rezoning of the West Side, which was successful in promoting development, was scaled back in 1987. Developers who took advantage of the rezoning have long since completed those buildings. New office construction over the past few years has been almost non-existent, with just nine (primarily owner occupied) buildings completed between 1992 and 1994. This slowdown in construction activity was attributed to the oversupply of office space created by the building boom of the 1980s, the decreased demand for space that was the result of corporate downsizing and relocation out of New York City, and general economic weakness stemming from the past recession.

[GRAPHIC OMITTED]

      Proposals for construction over the next few years have been minimal, which has had a favorable impact on occupancy levels. The following chart lists the most recent office projects proposed and under construction.

----------------------------------------------------------------------------------------------------------------------------
                        Midtown Office Building Projects
----------------------------------------------------------------------------------------------------------------------------
                                                                Rentable
No.  Property                                 Status            Office SF      Constructed For
----------------------------------------------------------------------------------------------------------------------------
 1.  4 Times Square - NE Tower                 Under            1,600,000      Conde Nast and Skadden, Arps have committed
     1480 Broadway                         Construction                        to 80% of available space.  Estimated date
                                                                               of completion is 1999.
----------------------------------------------------------------------------------------------------------------------------
 2.  300 Madison Avenue                      Proposed        up to 1,200,000   The Macklowe Organization is in the
     From 41st St. through 42nd St.                                            preliminary stages of securing tenants.
----------------------------------------------------------------------------------------------------------------------------
 3.  Park Avenue Place                       Proposed           1,100,000      Bear Stearns & Co. world headquarters.
     383 Madison Avenue                                                        Forecasted completion 2002.
----------------------------------------------------------------------------------------------------------------------------
 4.  3 Times Square                          Proposed            855,000       Owner/User - Reuter's Headquarters
     NW Corner of 42nd St. and Seventh                                         Developer-Rudin Organization.  Forecast
     Ave.                                                                      completion 2001.
----------------------------------------------------------------------------------------------------------------------------
 5.  One Rockefeller Plaza West              Proposed           1,460,000      Anchor tenants will likely be secured prior
     745 Seventh Avenue                                                        to construction.  Forecast completion 2002.
----------------------------------------------------------------------------------------------------------------------------
 6.  1 Times Square                          Proposed            862,980       Zuckerman/Klein
     SW Corner of 42nd St. and Seventh                                         Office/Retail.  Forecast completion 2002.
     Ave.

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
 7.  2 Times Square                          Proposed            982,381       Zuckerman/Klein
     Southside Corner of 42nd St.                                              Office/Retail.  Forecast completion 2002.
----------------------------------------------------------------------------------------------------------------------------
 8.  Columbus Center                      Developer to be      1,340,000       Mixed Use - Office, Retail and
     Columbus Circle & 59th Street        announced                            Residential. Forecast completion 2003.
----------------------------------------------------------------------------------------------------------------------------
Source:  Cushman & Wakefield Research Services

      There have been no new speculative office building completions since 1992, when Americas Tower, 450 Lexington Avenue and 565 Fifth Avenue were completed. The over-built market and corresponding decrease in market rents during the past recession made new construction impracticable. However, Manhattan is now in need of new office product due to the growth of existing tenant's and the diminishing supply of office space.

      The Macklowe Organization is reportedly planning to develop a 1 - 1.2 million square foot office building, which could be considered one of the city's first speculative office building of this magnitude since the real estate recession of the early 90's.

Proposed New Construction

      Many of the proposed projects listed on the preceding chart had been in the planning stage for a number of years. The developers of these projects have been marketing the proposed office space for quite some time. Due to the complicated selection process of a developer for the New York Coliseum site, this is the only development site listed which is not under construction or scheduled for construction.

      Four Times Square, which is part of the Times Square redevelopment project, will be the first new office development to be completed. The Durst Organization broke ground in August 1996 after purchasing the site for an estimated price of over $70 million from Prudential Insurance. Included with the site are a variety of zoning and real estate tax incentives which transferred to Durst in the sale. Construction on the site, located along Broadway between West 42nd and 43rd streets, is underway and a scheduled completion date of 1999 is expected. Conde Nast, its anchor tenant, will lease more than 550,000+/- square feet within the proposed building. In November 1996, the law firm of Skadden, Arps, Slate, Meagher & Flom completed a deal for 660,000+/- square feet. It is reported that Morgan Stanley is considering a 400,000+/- square foot commitment in one of the new Times Square towers structure and Bertelsmann, Inc. is also contemplating leasing approximately 300,000+/- square feet in one of the buildings.

        Bear Stearns & Co. has just entered into a 99-year ground lease at 383 Madison Avenue after a two year search for space in Midtown Manhattan. The securities firm plans to develop and build a 1.1 million square foot office building on the site, which is bounded by Madison and Vanderbilt Avenues and East 46th and 47th streets, to serve as its new world headquarters. The location will be known as Park Avenue Place. Plans are to construct a technologically sophisticated "smart" office tower, to be completed before the expiration of Bear Stearn's current lease at 245 Park Avenue in 2002, which will consolidate employees located at both 245 Park Avenue and 575 Lexington Avenue. Construction is scheduled to commence in 1999. The property was leased from the al-Babtain family of Saudi Arabia, investment partners with CS First Boston, and is to be developed by Fred Wilpon, a director of Bear Stearns, and Gerald Hines, the Houston-based developer. The City has granted $75 million in tax breaks for development.

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

      Another significant proposed office building project is One Rockefeller Plaza West. Rockefeller Center Properties is marketing the proposed 1.46+/- million square foot, 55-story tower site, controlled by Mitsubishi Estate through Cushman & Wakefield Brokerage Services. At the present time, there is strong interest in this site. Potential tenants have analyzed the project with rents being determined based on the requested design and scope of the tenants' specific needs. The site, which may be connected to the Rockefeller Center retail concourse, is being used on an interim basis as an open parking facility.

      A development site that was re-introduced to the market is the New York Coliseum site at Columbus Circle. The site is located along Central Park South - West 59th Street and Central Park West - Eighth Avenue with the potential to build over 1.2 million square feet of space on a 3.4 acre parcel. MTA officials which control the site sent out a Request for Proposal in July 1996, and are anticipating a sale price of over $150 million. Reportedly, all of the well-known developers in Manhattan submitted proposals/offers for the site. Most of the submitted proposals are for mixed-use projects combining office, retail and residential components. The bid process was completed and the MTA announced a short list of developers in February 1997. However, as of May of 1998, a developer has still not formally been named for site. The lucrative sale is being held up by infighting between City Hall and the MTA over the development.

      Reuters Holding PLC will receive up to $62.9 million in tax breaks from New York state and New York City in a deal under which the company will occupy a new office tower on Times Square. The agreement could bring up to 2,300 new jobs to New York City over the deal's 23-year term. The Rudin Organization will develop the office tower on behalf of Reuters, a London-based news and financial-Information services company. This new U.S. headquarters is to be called the Reuters Building. The cost of the project will be approximately $400 million.

      The Reuters Building, which is planned for the northwest corner of 42nd Street and 7th Avenue, will be approximately 32 stories high, with a base footprint of 26,000 square feet. Of the total of 855,000 rentable square feet of space on this site, some 500,000 square feet will become Reuters headquarters. At least 11,090 square feet will be devoted to ground-floor retail uses, and the site will feature a minimum of 12,600 square feet of signage. The developers hope to begin construction in the summer of 1998 and to open the new building early in 2001. Reuters will qualify for $12.5 million in sales tax breaks on machinery and equipment if the company retains its current 1,800 jobs, now spread throughout seven offices in the New York City area. The company could receive up to $13.5 million in additional tax benefits if it creates 2,349 new jobs over 23 years. The Reuters-Rudin deal also will qualify for a $36.9 million real-estate tax break over 20 years granted to companies that invest in the Times Square area.

      The last two Times Square redevelopment sites, the first located on the southwest corner of 42nd Street and Seventh Avenue and the second on the southside of 42nd Street between Seventh and Broadway, were recently sold by Prudential Insurance to a partnership of Mortimer Zuckerman and George Klein for a reported record land price of $180 per buildable square foot. Both Zuckerman and Klein are experienced developers and are expected to develop the sites with office towers of approximately 862,980 square feet and 982,381, respectively, along with lower level retail space and Times Square style signage.

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

      The most recent wave of speculative office construction was conceived and designed almost a decade ago. Since that time, given the technological advances in terms of building construction and the level of sophisticated build-outs now required by most tenants in the current market, it is reasonable to assume that this next wave of construction will prompt a demand for "smarter buildings" and a more favorable rent-to-expense ratio. As the market continues to tighten, the need for new construction will most likely move forward.

      There is very strong interest and desire on the part of tenants within the market to find consolidated commitments preferably in new buildings. There are a variety of requirements which influence the decisions of tenants, such as:

      o Space located on contiguous floors: At the present time, there are very few opportunities to secure large blocks of suitable space in Midtown. Given the number of large tenants in the market, there is likely to be increased competition for large blocks of available supply.

      o     Space in modern buildings designed for high technology users:
            Businesses today rely heavily on telecommunications, computers and sophisticated mechanical equipment which require an environment that can accommodate "state of the art" technology. Spaces under consideration would require both raised floors and suspended ceilings, making the existing supply of availabilities located in older buildings inadequate to meet the constantly changing needs. Space is limited in many post-1985 "smart buildings" to relatively small units.

      o Avoidance of functionally obsolescent buildings: Inability to accommodate upgraded electrical and telecommunications risers as well as HVAC coverage is a crucial factor. Additionally, pre-1975 structures often used asbestos-containing materials as a fire retardant. Complete renovation of such spaces may resolve many of these inadequacies, but certain structural factors such as slab to slab heights and column spacing cannot be changed economically.

      o Proximity to established transportation hubs: Tenants have expressed a strong desire to be near established transportation hubs such as Grand Central Terminal and Pennsylvania Station.

The existing supply of office space within the Midtown Manhattan market cannot fully satisfy the demand for large blocks of contiguous space. Contiguous blocks of Class A space, 50,000 square feet and larger, has declined by approximately 28% from year-end 1996. As of March 1998, only 57 blocks of Class A space remained. When the age and location of space is also considered, realistic choices for tenants seeking large blocks of contiguous space are further limited.

      With the average Class A rental rate above $40.00, rentals in Midtown's best buildings are now in the $50.00 to $60.00 per foot range and above. This is the benchmark rental range necessary to support new construction in Manhattan. As rentals move into this territory developers with ready sites can begin plans for their new projects as rents will cover their expenses, debt service, and an appropriate return to investors. The chart below identifies the cost component of the benchmark rental:

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

                       New Development - Benchmark Rental
                       ----------------------------------

      Land                               $ 125.00
      Hard Costs                         $ 117.00
      Soft Costs                         $  24.00
      Tenant Installation                $  40.00
      Lease-up Costs                     $  19.00
      Interest Carry & Fees              $  52.00
                                         --------
      Total Cost                         $ 377.00
      Net Rent Required.                 $  32.52     85% debt @ 7.5%, 15% ROE
      Operating Expense & Tax            $  17.00
                                         --------
      Gross Rent Required                $  50.00

            We believe that Manhattan is currently in need of new office product. Assuming development costs of approximately $377 per square foot, a market base rent of approximately $50 per square foot is needed to make construction economically viable. Rents at the top tier of the Midtown Manhattan Market have reached this level. The past year has witnessed at least 1,300,000 square feet leased at rents of $50 per square foot or better. For example, Banco Santander leased 200,000 square feet at 1251 Avenue of the Americas at $55 per square foot, Bassini Play Fair leased 16,000 square feet in Rockefeller Center at $50 per square foot, Merrill Lynch leased 28,000 square feet on Lexington Avenue at $54 per square foot. PaineWebber Group, Inc. leased 29,046 square feet at 1285 Avenue of the Americas at $57 per square foot, Montgomery Securities leased 220,000 square feet on West 57th Street at $60 per square foot and Nomura Asset Capital leased 17,015 square feet on East 50th Street for $66 per square foot. Tong Yang Securities leased 14,500 square feet at 590 Madison Avenue for $50 per square foot, CIC Group leased 44,800 square feet at 520 Madison Avenue for $50 per square foot and Phillips Corporation leased 60,000 square feet on the Avenue of the Americas for $49 per square foot.

300 Madison Avenue

      300 Madison Avenue, which is located on the southwest corner of Madison Avenue and West 42nd Street, containing 40,000 square feet, is a prime development site. The site is located one block from Grand Central Station. The location of the site, its large size and ample street frontage, result in a property which is superior to the development sites in Times Square, the Rockefeller West site on Seventh Avenue and even the proposed Columbus Circle site. The only comparable development site in Manhattan for which construction plans are imminent is 383 Madison Avenue, located five blocks north. This site, however, is not direct competition for 300 Madison Avenue since it will be 100% occupied by Bear Stearns & Company as their headquarters.

      The property is located in the Grand Central District which contains few new office buildings which will directly compete with 300 Madison Avenue. The most recent construction in the district, post 1980, includes 450 Lexington Avenue, a 900,000 square foot, 40-story tower located at East 45th Street. This building is 100% leased. The other newer building is 425 Lexington Avenue, a 675,000 square foot, 31-story tower located at East 43rd Street. This building is 100% leased. There are two other buildings which were constructed post 1980; 120 Park Avenue, a 600,000 square foot tower which is owned and occupied by Phillip Morris Companies and 101 Park Avenue, 1,300,000 square foot, 49-story tower located at East 41st Street. This building is 100% leased.

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

      In summary, there are only four Class A buildings which currently compete with 300 Madison Avenue in terms of their proximity to Grand Central Station, which were constructed post 1980 containing large floor plates and blockfront orientation. These four buildings have an average occupancy rate of 100% and are anchored by major tenants whose leases will not expire for another five or ten years. The only post 1980 Class A building in the Grand Central District with sizable vacant space is 335 Madison Avenue, a 1983 rehabilitation of a pre-war building located at 43rd Street. The building is 73% occupied. Asking rents for available space range from $50 to $55 per square foot for a building which is inferior to 300 Madison Avenue. We fully expect that average rents for office space within 300 Madison Avenue will exceed $50 per square foot while retail rents will average in excess of $100 per square foot.

      At the present time, the existing supply of space within the Midtown Manhattan market cannot fully satisfy the demand for large blocks of contiguous space. Contiguous blocks of class A space, 50,000 square feet and larger, has declined by roughly 28 percent from the year-end 1996. When the age and location of space is also considered, realistic choices are limited. However, desire to locate out of the Midtown Manhattan area is apparently not a strong trend. Analysis of tenants currently in the market indicates that less than 13 percent contemplate locations outside of New York City. Leasing activity for office space in Midtown Manhattan continues to increase and is expected to remain steady into the near future.

Demand

      The following chart provides a breakdown of overall leasing activity in the Midtown Office Market (including Midtown South) from 1985 through the year end 1997.

[GRAPHIC OMITTED]
Source: Cushman & Wakefield Research Services

      Leasing activity in 1992 signaled a reversal of the downward trend caused by the past recession, with total square footage leased showing a 24.8 percent increase over 1991. In 1993 annual leasing activity reached 18.0 million square feet, a 7.8 percent increase over 1992, and the highest level of leasing activity achieved in Midtown since 1989. Midtown leasing activity in

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

1994 was strong, and the year-end total of 20.2+ million square feet was the highest total recorded for the Midtown market over the previous decade. Leasing activity in 1995 reached nearly 22 million square feet (inclusive of Midtown South), exceeding the record 1994 leasing activity and continuing an upward trend. Total year-end 1996 Midtown leasing activity (excluding Midtown South) reached a healthy 18.6+ million square feet. With the addition of Midtown South, leasing activity shot up to 22.9+ million square feet. At year end year end 1997, Midtown overall leasing activity (excluding Midtown South) was 19.9+ million square feet. The inclusion of Midtown South, at approximately 4.5+ million square feet, brings total leasing activity for the Midtown office market for 1997 to 24.4+ million square feet, an all-time high.

      The following charts summarize the largest Midtown leases and the major space additions through year-end 1997.

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                            Significant Transactions - 1997
-------------------------------------------------------------------------------------------------------------------------
Building                           Market            Tenant                                     Date           SF
-------------------------------------------------------------------------------------------------------------------------
55 East 52nd Street                Park Avenue       ING Capital Markets                       1Q 1997       278,200
-------------------------------------------------------------------------------------------------------------------------
345 Park Avenue                    Park Avenue       JP Morgan & Company                       4Q 1996       242,802
-------------------------------------------------------------------------------------------------------------------------
280 Park Avenue East               Park Avenue       Furman, Selz, Mager, Dietz and Birney     3Q 1997       205,364
-------------------------------------------------------------------------------------------------------------------------
450 West 33rd Street               West Side         Mortimer Zuckerman Media Holdings         4Q 1997       192,077
-------------------------------------------------------------------------------------------------------------------------
498 Seventh Avenue                 West Side         Bates USA                                 4Q 1997       182,301
-------------------------------------------------------------------------------------------------------------------------
1211 Avenue of the Americas        6th/Rock Center   Chase Manhattan Realty Corporation        4Q 1997       118,725
-------------------------------------------------------------------------------------------------------------------------
1440 Broadway                      West Side         Liz Claiborne, Inc.                       4Q 1997       93,237
-------------------------------------------------------------------------------------------------------------------------
101 Park Avenue                    Park Avenue       Sakura Bank                               4Q 1997       116,500
-------------------------------------------------------------------------------------------------------------------------
220 East 42nd Street               Grand Central     Omnicom Group                             2Q 1997       179,900
-------------------------------------------------------------------------------------------------------------------------
Two Penn Plaza                     Penn Station      Information Builders, Inc.                2Q 1997       178,899
-------------------------------------------------------------------------------------------------------------------------
12 East 49th Street                Madison/5th       Credit Suisse First Boston                2Q 1997       167,750
-------------------------------------------------------------------------------------------------------------------------
277 Park Avenue                    Park Avenue       Donaldson, Lufkin, Jenrette               3Q 1997       161,150
-------------------------------------------------------------------------------------------------------------------------
150 East 42nd Street               Grand Central     Bayerische Vereins Bank                   1Q 1997       136,684
-------------------------------------------------------------------------------------------------------------------------
1230 Ave Amer./10 Rock Ctr.        6th/Rock Center   Christies International                   2Q 1997       125,358
-------------------------------------------------------------------------------------------------------------------------
335 Madison Avenue                 Madison/Fifth     Itochu International                      2Q 1997       120,000
-------------------------------------------------------------------------------------------------------------------------
150 East 42nd Street               Grand Central     Pfizer Inc.                               2Q 1997       117,882
-------------------------------------------------------------------------------------------------------------------------
150 East 42nd Street               Grand Central     Bayerische Vereins Bank                   2Q 1997       113,523
-------------------------------------------------------------------------------------------------------------------------
Two Penn Plaza                     Penn Station      McGraw-Hill, Inc.                         3Q 1997       112,602
-------------------------------------------------------------------------------------------------------------------------
888 Seventh Avenue                 West Side         Golden Books Publishing, Inc.             1Q 1997       112,290
-------------------------------------------------------------------------------------------------------------------------
245 Park Avenue                    Park Avenue       Xerox Corp.                               3Q 1997       100,091
-------------------------------------------------------------------------------------------------------------------------
One Park Avenue                    Murray Hill       Public Service Mutual Insurance           1Q 1997       89,700
-------------------------------------------------------------------------------------------------------------------------
Source: Cushman & Wakefield Research Services

-----------------------------------------------------------------------------------------------------------------------------
                                               Major Space Additions 1997
-----------------------------------------------------------------------------------------------------------------------------
                                                    Direct                                         Date
Building                    Market               or Sublease    Tenant Vacating                  Available          SF
-----------------------------------------------------------------------------------------------------------------------------
825 Eighth Avenue           West Side              Sublease     Ogilvy & Mather                   Jan-98         477,070
9 West 57th Street          Mad/Fifth               Direct      Avon Products                     Jul-97         450,000
625 Madison Avenue          Mad/Fifth              Sublease     Revlon                            4Q 1997        387,395
237 Park Avenue             Park Avenue            Sublease     J. Walter Thompson et al         Arranged        342,000
777 Third Avenue            East Side               Direct      Grey Advertising                  Jan-00         261,600
866 Third Avenue            East Side               Direct      Macmillan Comm.                  Immediate       225,000
One Penn Plaza              West Side              Sublease     Stone & Webster Eng.             Immediate       165,764
410 East 62nd Street        East Side               Direct      Vacant                           Immediate       125,000
200 Park Avenue             Park Avenue             Direct      Met Life                         mid-1997        122,916
1211 Ave. of  Americas      6th/Rock Center         Direct      Nissho Iwai                       Jan-97         118,725
125 Park Avenue             East Side               Direct      Various                          Immediate       117,932
116 West 32nd Street        East Side               Direct      NYC Comm Human Rights             Oct-97         112,500
1230 Ave. of Americas       6th/Rock Center         Direct      USA Network                      Immediate       108,301
One Park Avenue             Murray Hill            Sublease     Loews Corporation                Immediate       100,000
280 Park Avenue East        Park Avenue             Direct      Bankers Trust                    Immediate        92,118
-----------------------------------------------------------------------------------------------------------------------------
Source: Cushman & Wakefield Research Services

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

Vacancy and Asking Rents

      In 1990 The Midtown total primary (class A) vacancy rate climbed to a year-end high of 17.2 percent and remained above 15 percent through 1993. This increase in the vacancy rate was touched off by the substantial amount of new construction completed in the Special Midtown Zoning District, which came on line just as the economy was heading into the past recession. New York City was particularly affected by the recession, with approximately 350,000 jobs eliminated due to corporate consolidations, relocations and downsizing. With the large increase in primary inventory due to the rezoning of the West Side, the loss of nearly one-tenth of the City's job base, and the general downturn in the economy, a rise in the vacancy rate was inevitable.

      The dearth of new construction coming on-line and moderate job growth predicted over the next couple of years should mean that the vacancy rate will continue to decline in the near term. Increased job growth is expected to absorb the 320,000 square feet coming on line in 1999 and the 6,355,000 forecast by 2002. Due to tremendous leasing activity, the Midtown vacancy rate fell to 8.9 percent from 11.1 percent in 1996, driven by substantial activity in the Penn Station and Textile/Garment sectors, both of which experienced a 62 percent increase in activity from year end 1996. The class A total vacancy rate was 8.2 percent, the lowest rate since 1987, while the class B total vacancy rate was reported at 11.3 percent compared to 15.5 percent at year-end 1996. This positive trend is expected to continue through 2002 due to the City's improving economy and enticing incentive packages, coupled with only a moderate amount of new construction. The resulting strong demand for space in the Grand Central, Madison/Fifth and Sixth Avenue/Rockefeller Center sub-markets should continue as well since businesses are being encouraged to stay and expand in Manhattan.

      The total direct asking rental rate in Midtown rose to $33.34 per square foot from $30.63 per square foot one year ago. As a result of the strengthening market, the class A direct asking rental rate rose to $39.29 per square foot from $35.74 in 1996, driven by several properties in the Park Avenue and Madison/Fifth Avenue submarkets with asking rentals averaging more than $60.00 per square foot. The following chart provides overall vacancy rates and asking rentals for Midtown from 1989 through the year end 1997.

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

[GRAPHIC OMITTED]

Source: Cushman & Wakefield Research Services

                     Midtown Class A and B Vacancy Rate
                           and Asking Rental Rate Forecast

                        Vacancy Rate                    Asking Rental Rate
                        ------------                    ------------------
                  Class A          Class B         Class A            Class B
                  -------          -------         -------            -------
1998                7.00%           11.24%          $41.50             $25.19
1999                6.45%            9.87%          $43.16             $26.20
2000                4.38%            8.74%          $44.89             $27.24
2001                3.66%            7.59%          $46.68             $28.34
2002                5.11%            6.42%          $48.55             $29.46

Source:  Cushman & Wakefield Valuation Advisory Services

      It is expected that the shrinking supply of office space will lead to asking rental rates which exceed those seen during the 1980s, when asking rates peaked at an average of $41.83 per square foot in 1989. Additionally, concession packages for free rent, work allowances, negotiating periods and other concessions have been shrinking. Over the next twelve months, workletters for Class A space will likely decrease by approximately 10 to 15 percent, with a concurrent decrease in free rent to approximately four to six months, based on a ten year lease. This notwithstanding, less than 13% of tenants currently in the market indicate that they are contemplating locations outside of New York City. The New York City area's suburbs of New Jersey, Fairfield County, Westchester County and Long Island are also experiencing a resurgence of the Class A market, with rental rates in some

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

markets increasing over 35 percent. The low vacancy rates and little new product coming available in the near term, dictate fewer options for companies seeking quality space.

Absorption

      Midtown has enjoyed positive overall net absorption over the past few years, though figures from year to year often exhibit wide fluctuations. Net absorption also varies considerably by district, between primary and secondary space, and when space is reclassified or dropped from the survey conducted by Cushman & Wakefield Research Services.

      Historical overall net absorption figures indicate that Midtown usually experiences positive absorption. At year-end 1996, net absorption was approximately 1,767,513 million square feet. Powerful leasing in the class A market offset an abundance of new class C availabilities, allowing year end 1997 net absorption to measure positive 4,171,188 square feet.

[GRAPHIC OMITTED]

Midtown Manhattan Sub-districts

      Midtown Manhattan has traditionally been divided into four sub-districts delineated by geographic boundaries: Plaza, Grand Central, Midtown West and Midtown South. Cushman & Wakefield has changed the way in which Midtown is sub-districted to better reflect trends within

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

the various office sub-markets. Both the traditional and the corresponding new office sub-markets are discussed below.

      Plaza District (East Side, Park Avenue, Madison/Fifth, Sixth/Rockefeller Center)

      This district had traditionally been defined as the area between 47th and 65th streets, from Fifth Avenue to the East River, and more recently had its western border expanded to Seventh Avenue. The expansion of this district was explained by the willingness of many major companies to locate west of Fifth Avenue to the corporate towers along Avenue of the Americas. The firmly established locations of offices on Park, Madison and Fifth avenues form the cornerstone of the Plaza District. Many familiar and noteworthy buildings, including Rockefeller Center, the Citicorp Building, Trump Tower, the Seagram Building, the Solow Building, the General Motors Building, and several buildings along the Avenue of the Americas office corridor lie within the boundaries of the Plaza District.

      The sub-districts that form what is otherwise known as the Plaza District reflect the strongest market rents in Midtown. This is the result of the long-standing reputation that these markets have enjoyed as the premier office locations in Manhattan for corporate domestic and international headquarters. These include the banking, legal and financial services industries as well as, but to a lesser degree, communications, publishing and advertising firms.

      Grand Central District (Murray Hill, Grand Central, United Nations)

      The traditional Grand Central District continuously exhibited relatively stable vacancy rates, asking rents and leasing activity. The main reason for this situation is that this district contains some of the oldest and most famous Midtown office buildings and new construction has been limited. The area, which extended from 32nd Street to 47th Street and from Fifth Avenue to the East River, offered few sites for redevelopment. Due to the lack of available sites, developers have had to be innovative; 450 Lexington Avenue, constructed atop the Grand Central Post Office, is a prime example.

      Midtown West District (Westside, Penn Station, Textile/Garment, Lincoln Center)

      Midtown West was traditionally known as the area bounded by 30th Street and 47th Street west of Fifth Avenue to the Hudson River and by 47th Street to 70th Street west of Seventh Avenue, to the Hudson River. This market experienced a dramatic surge in development from 1985 through 1990, and was widely expected to become the center of new office development in Manhattan, meeting the expansion needs of major Midtown Manhattan space users. The primary reason for this increase in development was a 20 percent zoning bonus (floor area ratio increased from 15 to 18 times the lot area) enacted in 1981, which expired on May 13, 1988. In order to be eligible for this bonus, the full foundation work on new projects had to be completed by that date. Approximately 16 development sites had foundations in place or were under construction at that time. This construction produced a renaissance in the Midtown West District.

      The Midtown West market grew and dominated new construction in Midtown Manhattan through 1991, and from 1989 to the present, Midtown West construction accounts for 57 percent of all construction completions in Midtown. The area that formerly comprised the Midtown West office district is now divided into the four sub-markets mentioned above.

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

      Midtown South (SoHo, Greenwich/NoHo, Madison Square/Union Square, Hudson Square/West Village, Chelsea)

      The Midtown South office district comprises 22 percent of the total Midtown Manhattan inventory of office space. Approximately 10,215,187 square feet (5.72 percent of total Midtown's primary) is considered class A space, which is generally considered competitive with some Midtown class B and C buildings. Well-located buildings along Park Avenue South, Madison Avenue, Fifth Avenue and Broadway are some of the district's most desirable.

      Midtown South has undergone a tremendous renaissance over the past year, enjoying strong leasing activity. The 1996 year-end leasing activity of 4.3+/- million square feet was significant, including the largest fourth quarter transaction of Credit Suisse, which occupies 1.1 million square feet at 11 Madison Avenue. Dynamic leasing activity in this market has also driven the overall year-end 1997 absorption to positive 1,584,120 square feet. Year-end 1997 overall leasing activity was 4,526,623 square feet.

Statistical Summary

      First quarter 1998 statistical summary figures for both the Midtown and Midtown South office markets, including their respective sub-districts, are presented on the following three pages. The terms listed below pertain to the headings found in the summary.

      Inventory:                 Includes all existing competitive
                                 office buildings located in Manhattan
                                 with certificates of occupancy as of
                                 March 31, 1998.

      Total Available Space:     Space available through both the
                                 building owner and tenants having a
                                 possession date within the next six
                                 months.

      Direct Vacancy Rate:       Space, available only directly from
                                 the building owner, divided by the
                                 inventory.

      Total Vacancy Rate:        Space, available both directly and
                                 through sublease, divided by the
                                 inventory.

      Rental Rate:               The weighted average of rental rates
                                 per square foot quoted by the
                                 landlord, sublandlord, or its agents.
                                 All rates in this report are gross
                                 rates per rentable square foot. Both
                                 Direct and Total rates are reported
                                 for comparison.

      Absorption Rate:           Net change in occupied space for a
                                 given period of time, excluding sublet
                                 space, preleasing activity, and
                                 renewals.

      Leasing Activity:          The sum total of all completed office
                                 leasing transactions for a given
                                 period of time, including

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

                                 sublet space and preleasing, but excluding renewals.

--------------------------------------------------------------------------------

[TABLE - DETAILING TOTAL INVENTORY, VACANCY RATES, AND RENTAL RATES FOR
         MIDTOWN MANHATTAN OFFICE SUBMARKETS.]

[TABLE - DETAILING TOTAL INVENTORY, VACANCY RATES, AND RENTAL RATES FOR
         CLASS A MIDTOWN MANHATTAN OFFICE SUBMARKETS.]

[TABLE - DETAILING TOTAL INVENTORY, VACANCY RATES, AND RENTAL RATES FOR
         CLASS B MIDTOWN MANHATTAN OFFICE SUBMARKETS.]

[TABLE - DETAILING MIDTOWN MANHATTAN OVERALL OFFICE STATISTICS.]

[TABLE - DETAILING MIDTOWN MANHATTAN CLASS A OFFICE STATISTICS.]

[TABLE - DETAILING MIDTOWN MANHATTAN CLASS B OFFICE STATISTICS.]

[TABLE - DETAILING MIDTOWN MANHATTAN CLASS C OFFICE STATISTICS.]

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

Summary

      The Midtown Manhattan office market has recovered from the effects of the recent recession. After displaying lackluster leasing in 1990 and 1991 during the national recession, Midtown leasing activity began to improve in 1992. Leasing activity in 1993 was brisk, and 1994 posted over 20 million square feet of leasing activity. By Year-end 1996 22.9+ million square feet had been leased, continuing the increase in leasing activity. Year end 1997 overall leasing activity for Midtown was reported at 19.9+/- million square feet, nearly 7 percent higher than the same period last year. The inclusion of Midtown South brings total leasing activity to 24.5+/-, the highest level of leasing activity in the twelve years that Cushman & Wakefield has reported these statistics.

      As total Midtown leasing for 1996 substantially outweighed new space availabilities, absorption was positive, totaling 1.8+/- million square feet. As of year end 1997 overall absorption was 4,171,188 square feet. Dynamic leasing activity in Midtown South was also instrumental in driving its overall 1997 absorption to positive 1,584,120 square feet, exceeding previous projections.

      The overall vacancy rate in Midtown fell to 8.9 percent. The class A total vacancy rate dropped to 8.2 percent by the year end 1997, its lowest level in nearly twelve years. These statistics are a strong indication that the Midtown market has improved, evidencing continued absorption and growing demand for space that entered the market during the late 1980s.

      New construction was almost non-existent in 1993 through the year end 1997, with just a few owner occupied buildings completed. New construction completions over the five years are expected to total approximately 9.2 million square feet, assuming every project currently planned is financed and constructed.

      This limited amount of construction activity over the next five years bodes well for the Midtown Market, since it forces office tenants to take space in existing buildings, thereby lowering the vacancy rate and increasing the rental rate over the long term.

The Proposed "Crosstown" District

      Regional Plan Association has proposed a long term transportation and development strategy for Midtown Manhattan and the entire region. RPA proposes the creation of a new identity, easier access, and new development opportunities in Crosstown-a new Manhattan district between 32nd and 44th streets, from the Hudson River to Park Avenue-that would unify the currently fragmented center of the region and would serve an expanded role as the region's crossroads. Both Governor Pataki and Major Guiliani have endorsed many facets of the Crosstown Proposal and RPA has been successful in gaining media and business support for the project. Over the mid-term, real estate-particularly on the West Side-would benefit from substantial improvements to transportation access. In the long term, however, the project's greatest economic impact would be integrating the region's high value-added and service industries into a more efficient, responsive, and competitive region.

      The Midtown Manhattan vacancy rate continues to fall, and asking rents have increased. Real estate analysts expect a further tightening within the Midtown Manhattan market over the next year, with shrinking availabilities and declining concession packages resulting in higher

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

effective base rents. With little new construction on the horizon and anticipated sustained demand for space, the Midtown Office is market is projected to remain active through the end of the century.

Midtown South Overview

      Midtown South has emerged as a competitive alternative office district in Manhattan based on its reasonable rents, convenient transportation and easy access to both Midtown and Downtown Manhattan, the nation's two largest business districts. The Midtown South office district is defined as the area bounded by East 32nd and West 30th streets to the north and Canal Street to the south with the East and Hudson Rivers as its east and west borders, respectively. Midtown South is divided into five statistical submarkets tracked by Cushman & Wakefield, and are delineated as follows:

      1. SoHo: Bounded by Houston Street south to Canal Street and Avenue of the Americas to the East River.

      2. Greenwich/NoHo: Bounded by Houston Street north to 14th Street and Avenue of the Americas to the East River.

      3. Madison/Union Square: Bounded by 14th Street north to 30th Street and Avenue of the Americas to the East River.

      4. Hudson Square/West Village: Bounded by Canal Street north to 14th Street and Avenue of the Americas west to the Hudson River.

      5. Chelsea: Bounded by 14th Street north to 30th Street and Avenue of the Americas west to the Hudson River.

      The emergence of Midtown South as an alternative office market began with the renovation of several architecturally significant buildings along Park Avenue South and lower Fifth Avenue. This market gained credibility as small service firms, priced out of Manhattan's more traditional office markets, began relocating to this district as an alternative to Midtown Manhattan. Midtown South's primary attraction has been its availability of relatively inexpensive space. Recently, the area south of West 30th and East 32nd streets and north of Canal Street has established itself as a market capable of competing for both Midtown and Downtown tenants.

      Transportation in Midtown South is convenient with uptown buses on the avenues and cross-town buses running at 14th, 23rd and 34th streets. Subway transportation is easily accessible within the district, with entrances located along Park Avenue South, Broadway and Avenue of the Americas. Midtown South is also serviced by New Jersey's PATH train system along Sixth Avenue at West 9th, 14th and 23rd Streets.

      The following chart summarizes the status of the Midtown South Office Market as of year end 1997.

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

==================================================================================================================
                 Midtown South                         Class A          Class B         Class C          Overall
==================================================================================================================
Number of Built Buildings                                    19              185             181              385
------------------------------------------------------------------------------------------------------------------
Inventory -- SF                                      10,215,187       26,974,752      23,246,710       60,436,649
------------------------------------------------------------------------------------------------------------------
Overall Availabilities -- SF                            446,721        2,630,444       2,012,111        5,089,276
------------------------------------------------------------------------------------------------------------------
Total Vacancy Rate                                          4.4%             9.8%            8.7%             8.4%
------------------------------------------------------------------------------------------------------------------
Total Average Asking Rental Rate                         $27.88           $22.23          $14.16           $19.54
------------------------------------------------------------------------------------------------------------------
Total Leasing Activity 1997 -- SF                       584,689        2,642,363       1,299,571        4,526,623
------------------------------------------------------------------------------------------------------------------
Total Absorption 1997 -- SF                              88,032        1,090,880         405,208        1,584,120
------------------------------------------------------------------------------------------------------------------
Total New Construction 1997  -- SF                            0                0               0                0
==================================================================================================================
Source:  Cushman & Wakefield Research Services
==================================================================================================================

      As demonstrated on the chart above, Midtown South consists mainly of secondary (Class B and Class C) space, which equals approximately 84 percent of total inventory.

      Midtown South vacancy rates and average rental rates for Class A and B space, and total leasing activity from 1984 through year end 1997 are summarized on the chart below.

=================================================================================================================================
                                           Midtown South District Indicators
=================================================================================================================================
                Class A Overall       Class B Overall        Class A Average        Class B Average           Total Yearly
    Year         Vacancy Rate          Vacancy Rate           Asking Rents            Asking Rents          Leasing Activity
=================================================================================================================================
    1984             6.8%                  11.2%                 $22.91                  $16.62               2,332,818 SF
---------------------------------------------------------------------------------------------------------------------------------
    1985             5.8%                  14.6%                 $23.31                  $18.64               1,782,866 SF
---------------------------------------------------------------------------------------------------------------------------------
    1986             5.1%                  16.9%                 $24.40                  $18.00               2,459,768 SF
---------------------------------------------------------------------------------------------------------------------------------
    1987             8.7%                  13.9%                 $24.77                  $19.23               3,428,095 SF
---------------------------------------------------------------------------------------------------------------------------------
    1988             8.9%                  14.9%                 $25.46                  $20.02               1,847,195 SF
---------------------------------------------------------------------------------------------------------------------------------
    1989             6.6%                  15.6%                 $24.15                  $20.31               2,902,038 SF
---------------------------------------------------------------------------------------------------------------------------------
    1990             9.4%                  18.8%                 $24.87                  $18.41               1,828,555 SF
---------------------------------------------------------------------------------------------------------------------------------
    1991             5.9%                  21.5%                 $23.80                  $16.97               1,667,853 SF
---------------------------------------------------------------------------------------------------------------------------------
    1992             7.5%                  22.0%                 $21.15                  $16.26               2,184,259 SF
---------------------------------------------------------------------------------------------------------------------------------
    1993             5.8%                  20.0%                 $21.23                  $16.76               2,345,591 SF
---------------------------------------------------------------------------------------------------------------------------------
    1994            24.9%                  16.9%                 $27.02                  $17.32               2,979,190 SF
---------------------------------------------------------------------------------------------------------------------------------
    1995             4.2%                  13.7%                 $19.83                  $18.53               5,058,002 SF
---------------------------------------------------------------------------------------------------------------------------------
    1996             8.2%                  13.2%                 $27.57                  $18.84               4,351,440 SF
---------------------------------------------------------------------------------------------------------------------------------
    1997             4.4%                   9.8%                 $28.15                  $22.05               4,526,623 SF
---------------------------------------------------------------------------------------------------------------------------------
  1Q 1998            .08%                    9.%                 $27.88                  $22.23               1,226,836 SF
=================================================================================================================================
Source:  Cushman & Wakefield Research Services
=================================================================================================================================

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

      Significant Midtown South lease transactions through year end 1997 are presented on the following chart.

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

===================================================================================================================
                                     Significant Midtown South Leases - 1997
===================================================================================================================
           Property                          Tenant                          District                SF Leased
===================================================================================================================
11 Madison Avenue               Price Waterhouse                      Madison/Union Square             138,072
-------------------------------------------------------------------------------------------------------------------
345 Hudson Street               Penquin Books                       Hudson Square/West Village         137,803
-------------------------------------------------------------------------------------------------------------------
110 Fifth Avenue                Jordan, MaGrath                        Madison/Union Square             94,608
-------------------------------------------------------------------------------------------------------------------
11 Madison Avenue               Metropolitan Life                      Madison/Union Square             91,812
-------------------------------------------------------------------------------------------------------------------
11 Madison Avenue               Credit Suisse First Boston             Madison/Union Square             78,917
-------------------------------------------------------------------------------------------------------------------
111 Eighth Avenue               United Jewish Appeal                         Chelsea                    67,776
-------------------------------------------------------------------------------------------------------------------
375 Hudson Street               Penquin Books                       Hudson Square/West Village          65,383
-------------------------------------------------------------------------------------------------------------------
111 Eighth Avenue               Barnes & Noble                               Chelsea                    63,786
-------------------------------------------------------------------------------------------------------------------
770 Broadway                    J. Crew                                   Greenwich/NoHo                62,600
-------------------------------------------------------------------------------------------------------------------
345 Hudson Street               Bowne of NY                         Hudson Square/West Village          52,740
===================================================================================================================
Source:  Cushman & Wakefield Research Services
===================================================================================================================

Leasing Trends

      The communications industry has led the way in the migration to Midtown South. In addition, many architectural, publishing and small law firms, as well as not-for-profit organizations have taken space in the area. Another key element to Midtown South's transformation was the arrival of start-up companies who could not afford rents in the more established business districts but required proximity to them in order to serve their clients effectively.

Supply/New Construction

      At the present time, Midtown South has an inventory of 60.4+/- million square feet comprising five sub-markets, of which Madison/Union Square is the largest at 29.1+/- million square feet. As of the second quarter of 1997, 138,000 square feet was added at 11 Madison Avenue and nearly 129,000 square feet was placed on the market at 111 Eighth Avenue.

      There are no office buildings under construction in Midtown South at this time.

Summary

      The Midtown South office district comprises 22+/- percent of the total Midtown Manhattan inventory of office space. Just 10.2 million feet (5.72 percent of Midtown's primary) is considered Class A space, which is generally regarded as competitive with some Midtown Class B and C buildings. Well-located buildings along Park Avenue South, Madison, Fifth Avenue and Broadway are some of the district's most desirable.

      Midtown South has undergone a tremendous renaissance during the past few years. Leasing activity at year-end 1997 was robust, totaling almost 4.5 million square feet. There have been ten deals over 50,000 square feet in 1992, six of which occurred in the fourth quarter of 1997. Overall vacancy rates, currently
8.4 percent, have declined since the same period last year. Overall average asking rental rates are $2.67 per square foot higher than the same time last year, and remained stable through year-end 1997.

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

      The success of Midtown South continues to be reflected in the high demand for affordable renovated office space. Renovations of older buildings, therefore, have been increasingly popular and landlords continue to announce upgrades for their buildings. However, due to the expense of building costs and the lack of sites conducive to development, there are no new projects planned for this district in the near future.

      Due to the modest amount of Class A inventory, Midtown South will be unable to offer any large blocks of Class A space to tenants wishing to expand their operations, except for the space added to the market by Met Life at 11 Madison Avenue. CS First Boston Corp.'s move to this space was a budget-conscious decision, consolidating employees from several Midtown locations in the first quarter of 1997. Growth in the Midtown South district, therefore, lies in its ability to attract small space users who do not require technologically advanced space. Primary space with the capacity to provide those amenities and computer-related functions required by tenants in the 1990s at reasonable rents will be in demand in the Midtown South district. Secondary space will continue to witness the influx of creative businesses, in addition to not-for-profit organizations. Midtown South will continue to be a viable alternative to the traditional Midtown Manhattan office market.

Downtown

      The Downtown market, identified as that area south of Canal Street to the Battery, is linked significantly to financial services, Wall Street firms and New York City government. The Downtown Manhattan office market is the third largest in the nation, behind Midtown Manhattan and Chicago's Loop.

Downtown Manhattan Market

        The Downtown office market contains 240 buildings with a total inventory of 107.5+/- million square feet and is divided into five sub-districts:

      1. World Trade: bounded by Albany Street, Hudson River, Chambers Street, Church Street, Vesey Street, Broadway, Liberty Street and Greenwich Street.

      2. Financial East: bounded by Battery Park, Broadway, Liberty Street, William Street, Pine Street and the East River.

      3. Financial West: bounded by Battery Park, Hudson River, Albany Street, Greenwich Street, Liberty Street and Broadway.

      4. Insurance: bounded by Pine Street, William Street, Liberty Street, Broadway, Park Row and the Brooklyn Bridge.

      5. City Hall: bounded by the Brooklyn Bridge, Park Row, Vesey Street, Chambers Street, Hudson River, Canal Street and the East River.

      The following chart summarizes the status of the Downtown office market as of the year-end 1997.

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

============================================================================================================
            Downtown Manhattan                  Class A         Class B         Class C         Overall
============================================================================================================
Number of Buildings                               50               72             118             240
------------------------------------------------------------------------------------------------------------
Inventory (SF)                                55,643,005       35,046,934      16,852,500     107,542,439
------------------------------------------------------------------------------------------------------------
Overall Availabilities (SF)                    4,878,335       6,221,798       2,271,272       13,371,405
------------------------------------------------------------------------------------------------------------
Overall Vacancy Rate                             8.8%            17.8%           13.5%           12.4%
------------------------------------------------------------------------------------------------------------
Average Asking Rental Rate                      $30.91           $24.74          $17.77          $25.81
------------------------------------------------------------------------------------------------------------
Total Leasing Activity (SF) - 1996             2,493,002       2,007,513       1,182,413       5,682,928
------------------------------------------------------------------------------------------------------------
Total Net Absorption (SF) - 1996                239,302         435,067         337,113        1,011,482
------------------------------------------------------------------------------------------------------------
Total Leasing Activity (SF) - 1997             5,848,592       2,014,534       1,094,285       8,957,411
------------------------------------------------------------------------------------------------------------
Total Net Absorption (SF) - 1997               3,827,149        457,082        (732,241)       3,551,990
------------------------------------------------------------------------------------------------------------
New Construction (SF) - 1997                       0               0               0               0
============================================================================================================
Source:  Cushman & Wakefield Research Services
============================================================================================================

      The Downtown market was severely affected by the October 1987 stock market crash and the concomitant retrenchment of the financial services industry, the prime generator of demand for Downtown office space. The market softened after the stock market crash and was deeply affected by the recession of the early 1990s. The wave of new construction begun in the early 1980s added millions of square feet to inventory. Over 100,000 jobs were lost on Wall Street during the recession and many companies chose to relocate out of the Downtown market. The loss of workers and overabundance of space led to high vacancy rates and declining rental rates which plagued the Downtown market for many years.

      Downtown Manhattan's office demand is more dependent on the securities industry while Midtown demand is generated by a more diverse base of potential users. Generally, there is a correlation between the demand for Downtown office space and the "boom and bust" cycles of the finance, insurance and real estate
(FIRE) sector. Historically, the Downtown office market has been the first of the two Manhattan office districts to feel the effects of any retrenchment of office demand and the last to reap the benefit of any recovery.

      To combat the deterioration of the Downtown market, New York City and New York State signed legislation forming incentive programs to encourage development in the Downtown market. The objective was to reduce tenant occupancy costs, providing financial inducements to make the area a more competitive business environment. In addition, zoning laws were revised to allow many obsolete office buildings to be acquired for conversion to residential use. The conversion of former office buildings to residential use, in whole or in part, served to reduce the overall inventory of space. The Alliance for Downtown New York, had the responsibility of revitalizing the downtown area through attracting major office tenants to the area and broadening the economic base of Lower Manhattan. Combined, these efforts are anticipated to continue to reduce overall office vacancies and create a "24-hour city" rather than the one that is virtually deserted after business hours.

Plan for the Revitalization of Lower Manhattan

      The Lower Manhattan Economic Revitalization Plan was conceived as a response to the decline of the Downtown office market. In December 1994, Mayor Rudolph Giuliani announced the Plan, a series of tax abatements, zoning proposals and energy-saving incentives covering that area of Manhattan south of Chambers Street to the Battery. As part of this plan, zoning changes eliminating restrictions on residential conversion will encourage developers to create

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

new residential units. This plan to attract potential residential tenants and investors, combined with the reduction in the office supply, is anticipated to hasten Downtown's recovery and, ultimately, recovery of the overall Manhattan office market.

      The long-term benefits proposed by the mayor also include ICIP (Industrial Commercial Incentive Program) abatements for new "smart buildings" and renovated buildings in the commercial core (primarily along Broad Street), and energy cost savings programs that will reduce electric costs by 30+/- percent for the first eight years, then decline at a rate of 6 percent a year until the rebate expires in the twelfth year.

      Finally, a special reduction in the calculation of the commercial rent tax will be available for a period of five years. For tenants qualifying under the program, the commercial rent tax is reduced 100 percent for three years, by two-thirds the fourth year, and by one-third the fifth year.

      A primary example of the Plan's achievement is 55 Broad Street, where Rudin Management Company spent $15 million renovating, upgrading and installing the latest telecommunications equipment in a building that had been vacant for five years. The 400,000 square foot building, now known as the New York Information Technology Center, is currently 98.5 percent leased. William C. Rudin, president of Rudin Management, credits the Downtown Revitalization Plan for the building's leasing success.

      Two other tenants taking advantage of the Lower Manhattan Revitalization Plan's incentives are the State of New York, which located the Office of Court Administration, Department of Insurance, and the Division of Housing and Community Renewal within its 440,241 square foot lease at 60 Broad Street; and the City of New York Children's Services with the 306,454 square foot transaction at 150 William Street. In what are anticipated to be two of the largest leases of 1998, the city's Housing Authority is reportedly close to signing a lease at 90 Church Street for 500,000 square feet and the Bank of New York recently leased 300,000 square feet at 100 Church Street.

Supply

      The Downtown market contains approximately 107.5+/- million square feet of office space, of which approximately 55.6+/- million square feet in 50 buildings is considered Class A space. Approximately 35.0+/- million square feet contained within 72 buildings is considered Class B space, and 16.8+/- million square feet in 118 buildings is considered Class C space. Distribution of space in the Downtown market may be summarized as follows:

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

==================================================================================================================
                             Downtown Manhattan Office Market Distribution of Space
                                               As of Year End 1997
==================================================================================================================
                                 Square Feet                                               Percentage
==================================================================================================================
District               Class A       Class B       Class C         Total       Class A     Class B     Class C
==================================================================================================================
World Trade            24,331,521     3,034,050     1,396,150      28,761,721      84.64%      10.55%       4.85%
------------------------------------------------------------------------------------------------------------------
Financial East         21,321,525    15,971,869     2,297,489      39,590,883      53.85%      40.34%       5.80%
------------------------------------------------------------------------------------------------------------------
Financial West            663,315     3,166,230     2,302,412       6,131,957      10.81%      51.63%      37.54%
------------------------------------------------------------------------------------------------------------------
Insurance               5,196,179     7,773,027     4,394,485      17,363,691      29.93%      44.77%      25.31%
------------------------------------------------------------------------------------------------------------------
City Hall               4,130,465     5,101,758     6,461,964      15,694,187      26.31%      32.51%      41.17%
==================================================================================================================
      Total            55,643,005    35,046,934    16,852,500     107,542,439      51.74%      32.58%      15.67%
==================================================================================================================
Source:  Cushman & Wakefield Research Services
==================================================================================================================

      The total Downtown office inventory has been shrinking since 1995, as indicated by the following chart. Note that only Class A has a slight increase of 3.34 percent.

       ====================================================================================
           Category          January 1995          January 1998         Percent Change
       ------------------------------------------------------------------------------------
       Class A  (SF)           53,843,089           55,643,005               3.34
       ------------------------------------------------------------------------------------
       Class B  (SF)           38,785,153           35,046,934              (9.63)
       ------------------------------------------------------------------------------------
       Class C  (SF)           19,367,351           16,852,500             (12.98)
       ====================================================================================
             Total            111,995,593           107,542,439             (3.97)
       ====================================================================================

      This decline in the overall supply may be attributable to the conversion of many obsolete office buildings to residential use.

Supply/New Construction

      At the present time, Downtown has inventory of 107.5 million square feet comprising five submarkets of which, Financial East is the largest at 39.6 million square feet.

      There are no office buildings planned or under construction in Downtown at this time.

Demand

      The following chart provides a summary of leasing activity in the Downtown market, by sub-district, from 1986 through the year-end 1997.

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

======================================================================================================
                                      DOWNTOWN LEASING ACTIVITY
======================================================================================================
                                 Financial     Financial
     Year        World Trade        East          West       Insurance     City Hall         Total
======================================================================================================
     1986           1,608,801     2,593,785      751,776     1,595,418       376,918        6,926,698
------------------------------------------------------------------------------------------------------
     1987           1,449,429     2,662,149      729,881     1,742,064       350,966        6,934,489
------------------------------------------------------------------------------------------------------
     1988           2,255,500     1,174,675      494,741       866,266       719,007        5,510,189
------------------------------------------------------------------------------------------------------
     1989           1,378,361     1,583,681      567,396       861,640       165,436        4,556,514
------------------------------------------------------------------------------------------------------
     1990           1,879,282     1,546,053      982,578       632,499       191,174        5,231,586
------------------------------------------------------------------------------------------------------
     1991             964,729     1,000,905      614,808       652,003       204,702        3,437,147
------------------------------------------------------------------------------------------------------
     1992             788,383     1,197,189      354,607       676,154       157,895        3,174,228
------------------------------------------------------------------------------------------------------
     1993             943,581     2,171,719      327,878       670,004       255,395        4,368,577
------------------------------------------------------------------------------------------------------
     1994             673,748     2,454,073      302,410       785,461       165,820        4,381,512
------------------------------------------------------------------------------------------------------
     1995             847,536     1,617,349      457,475       657,757       389,719        3,969,836
------------------------------------------------------------------------------------------------------
     1996           1,049,815     2,474,854      568,549     1,321,471       268,239        5,682,928
------------------------------------------------------------------------------------------------------
     1997           2,209,289     3,835,623      526,127     2,002,752       383,620        8,957,411
======================================================================================================
Source:  Cushman & Wakefield Research Services
======================================================================================================

      Currently, the Downtown market is in a period of long overdue recovery. Total leasing activity for 1993 reached 4.37+/- million square feet, a 37.6 percent increase over 1992's total of 3.17 million square feet. Leasing continued to rise through 1994, reaching 4.38 million square feet by year end. Activity was down 9.4 percent, to 3.97 million square feet in 1995. Leasing activity in 1996 bounced back to 5.68 million square feet, more than 1.7 million square feet over the 1995 year-end total.

      Overall leasing activity for 1997 totaled nearly 9.0+/- million square feet, the highest level of leasing activity ever recorded in Downtown Manhattan. Class A activity was particularly strong, measuring 5.8 million square feet for the year, more than double the year-end 1996 figure of 2.5+/- million. Leasing activity was also high in Class B properties totaling 2.0+/- million square feet. The number of available large blocks of space in downtown Manhattan is rapidly declining as the number of large tenants continues to increase.

Absorption

      Net absorption in the Downtown market has exhibited wide fluctuations over the past few years and has also varied considerably by district and between Class A and Class B properties. Net absorption, reached over 1.0+/- million square feet at the close of 1996. Healthy leasing activity and a relatively insignificant amount of large blocks of space added to the market during the year allowed the absorption rate to increase from the previous year's negative 691,884 square feet. At year-end 1997, absorption had reached 3,551,990 square feet, more than triple the year-end 1996 figure.

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

==============================================================================
                             DOWNTOWN ABSORPTION
==============================================================================
        District                 1995                1996            1997
==============================================================================
World Trade                   1,744,164             43,408         443,956
------------------------------------------------------------------------------
Financial East                 (728,028)           139,892       2,697,367
------------------------------------------------------------------------------
Financial West                 (110,511)           (29,357)       (908,908)
------------------------------------------------------------------------------
Insurance                      (930,253)           147,633         986,956
------------------------------------------------------------------------------
City Hall                      (667,256)           709,906         332,619
------------------------------------------------------------------------------
Total:                         (691,884)         1,011,482       3,551,990
==============================================================================
Source:  Cushman & Wakefield Research Services
==============================================================================

      Due to Cushman & Wakefield Research Services' reclassifications of Downtown office space in 1990 and 1995, comparison of absorption figures on a historical basis is difficult. Downtown absorption, by space classification, for 1996 and 1997 is presented below:

==============================================================================
     Space Type          SF Absorbed 1996             SF Absorbed 1997
      Class A                  239,302                   3,827,149
------------------------------------------------------------------------------
      Class B                  435,067                    457,082
------------------------------------------------------------------------------
      Class C                  337,113                   (732,241)
------------------------------------------------------------------------------
       Total                 1,011,482                   3,551,990
==============================================================================
 Source:  Cushman & Wakefield Research Services
==============================================================================

      It is important to note that two federal office buildings were fully responsible for the positive absorption being experienced in the Downtown market year-end 1996.

      The chart on the following page represents leasing activity and net absorption from 1989 through year end 1997.

------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

[GRAPHIC OMITTED]

Source: Cushman & Wakefield Research Services

Research Services

      Large transactions dominated the Downtown office market in 1997, with seven of the ten largest leases in excess of 200,000 square feet. The Standard and Poor's Corporation lease of 932,873 square feet at 55 Water street was the largest transaction of 1997. Other notable transactions included: Goldman Sachs & Company's net lease at 10 Hanover Square for 486,378 square feet and Empire Blue Cross/Blue Shield at One World Trade Center for 450,015 square feet. The extraordinary demand for space has caused the number of Class A large blocks of space (50,000 square feet and greater) to plunge from thirty blocks at the close of 1996 to eighteen at year-end 1997.

      The largest leases Downtown through year end 1997 are summarized on the following chart.

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

===============================================================================================================
                                        Major Leases - Downtown - 1997
===============================================================================================================
           Property                          Tenant                Quarter        District         SF Leased
===============================================================================================================
55 Water Street                 Standard & Poors Corporation        2Q 97    Financial East       932,873
---------------------------------------------------------------------------------------------------------------
10 Hanover Square               Goldman Sachs                       3Q 97    Financial East       486,378
---------------------------------------------------------------------------------------------------------------
One World Trade Center          Empire Blue Cross/Blue Shield       4Q97     World Trade          450,015
---------------------------------------------------------------------------------------------------------------
180 Water Street                City of New York                    2Q 97    Financial East       430,000
---------------------------------------------------------------------------------------------------------------
33 Maiden Lane                  Federal Reserve Bank of NY          3Q 97    Insurance            291,493
---------------------------------------------------------------------------------------------------------------
4 World Trade                   Banker's Trust                      3Q 97    World Trade          273,375
---------------------------------------------------------------------------------------------------------------
One Liberty Plaza               Gruntal & Company                   2Q 97    World Trade          241,362
---------------------------------------------------------------------------------------------------------------
One Liberty Plaza               Royal Bank of Canada                2Q 97    World Trade          175,000
---------------------------------------------------------------------------------------------------------------
Two World Trade Center          Aon Risk Services                   4Q97     World Trade          173,000
---------------------------------------------------------------------------------------------------------------
55 Water Street                 Chubb Insurance Company             2Q 97    Financial East       152,116
---------------------------------------------------------------------------------------------------------------
110 William Street              American International Group        4Q97     Financial East       131,506
---------------------------------------------------------------------------------------------------------------
160 Water Street                American International Group        4Q97     Financial East       117,600
---------------------------------------------------------------------------------------------------------------
Financial Square                Goldman Sachs & Company             4Q97     Financial East        98,987
---------------------------------------------------------------------------------------------------------------
One World Trade Center          Cantor-Fitzgerald                   1Q 97    World Trade           74,348
---------------------------------------------------------------------------------------------------------------
Two World Trade Center          Dow Jones & Company, Inc.           2Q 97    World Trade           71,597
---------------------------------------------------------------------------------------------------------------
Two World Trade Center          Oppenheimer Funds                   4Q97     World Trade           70,000
---------------------------------------------------------------------------------------------------------------
125 Broad Street                Fahnestock & Company                4Q97     Financial East        69,008
---------------------------------------------------------------------------------------------------------------
125 Broad Street                Ark Management                      4Q97     Financial East        67,568
---------------------------------------------------------------------------------------------------------------
Financial Square                Bank of New York                    4Q97     Financial East        66,472
---------------------------------------------------------------------------------------------------------------
Two World Trade Center          Frenkel & Company                   1Q 97    World Trade           60,000
---------------------------------------------------------------------------------------------------------------
120 Wall Street                 The National Urban League           1Q 97    Financial East        48,568
---------------------------------------------------------------------------------------------------------------
Financial Square                Cowen & Company                     1Q 97    Financial East        32,515
---------------------------------------------------------------------------------------------------------------
88 Pine Street                  Willis Corroon Corporation          1Q 97    Insurance             31,384
===============================================================================================================
Source:  Cushman & Wakefield Research Services
===============================================================================================================


Downtown Manhattan Sub-districts

      Downtown Manhattan is divided into five sub-districts delineated by geographic boundaries. Each sub-district has its own characteristics which distinguish it from the others. The sub-districts are: World Trade, Financial East, Financial West, Insurance, and City Hall.

      The Financial East and Insurance districts are long-standing primary office locations, while the World Trade District is a newer area that emerged during the 1980-1987 expansion of the traditional Downtown office market. Financial West is an older district that appealed to tenants in the 1980s because of its lower rents. The City Hall District, as its name implies, contains Manhattan's governmental center. Vacancies in the City Hall District are consistently below those of the Downtown market as a whole.

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

World Trade District

      This district derives its name from the World Trade Center and the twin 110-story towers that are its centerpiece. Buildings One through Five of the World Trade Center are owned by the Port Authority of New York and New Jersey. Six World Trade Center is the site of the U.S. Customs House. Seven World Trade Center is a 47-story building constructed in 1987 by Silverstein Properties. Located directly across West Street from the World Trade Center is Olympia & York's World Financial Center in the New York State-sponsored Battery Park City development. Other notable buildings in this district include One Bankers Trust Plaza and One Liberty Plaza.

      The World Trade District continually commands the strongest Downtown market rents. This is the result of the district's reputation as the primary Downtown location for domestic and international corporate headquarters for industries such as banking, law and the financial services. As a result of the 1995 reclassification of space by Research Services, the inventory of Class A space in the World Trade District was reduced from 25,891,390 square feet to 23,793,827 square feet. The total amount of office space has remained virtually unchanged from the year-end 1996 through the year-end 1997, with 28,761,721 square feet spread among the three classes.

Financial East District

      The Financial East District contains the core of what had been New York's financial services industry, symbolically represented by the New York Stock Exchange at the corner of Wall and Broad Streets. This district has experienced a tremendous exodus of tenants to the World Trade District, to Midtown, to Brooklyn, and to New Jersey. Many of the buildings in this district pre-date World War II and are functionally obsolete by contemporary standards. Although Morgan Guaranty Trust constructed a new 50-story headquarters in 1989 at 60 Wall Street, most new construction in this district occurred along and near the banks of the East River, including 85 Broad Street, Financial Square, and 7 Hanover Square.

      The reclassification of space by Research Services reduced the inventory of Class A space in the Financial East district by 14.4 million square feet, from 34 million in 1994 to 19.6 million square feet in 1995. The total inventory of office space in this district remained almost unchanged, with 41.8 million square feet in 1994 versus 41.7 million square feet in 1995. The total was reduced by an additional 791,776 square feet, to 40.66+/- million square feet in 1996, as properties have been removed from the inventory for conversion to an alternative use. Year-end 1997 inventory was reported as 39.6+/- million square feet.

Financial West District

      The Financial West District has traditionally been the beneficiary of the overflow of demand for office space in the Financial East and World Trade districts. After a reclassification of space that reduced its primary inventory from 3.2 million to 1.6 million square feet in 1987 and to 829,196 square feet in 1990, only 10 percent of the Financial West District's total office inventory was composed of Class A space. Our 1995 reclassification of space reduced the amount of Class A space by 165,881 square feet to 663,315 square feet. The total office inventory in the Financial West District increased slightly, with 7.9 million square feet in 1994 and 8.0 million square feet in 1995. Through the fourth quarter of 1996, the total inventory in

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

this district was reduced an additional 317,813 square feet, to 7.7 million square feet. As of year-end 1997 total inventory was 6.1 million square feet., reduced approximately 1.6 million square feet as result of continuing residential conversions.

Insurance District

      The Insurance District is located to the north of the Financial East District, and east of the World Trade District. It is similar in character to the Financial East District, and like its neighbor to the south, most of this district's new construction occurred along the East River, with the Continental Insurance Center, One Seaport Plaza, and 175 Water Street being the most notable structures. Like the Financial East District, the amount of Class A space in the Insurance District was drastically reduced, from 12.88 million square feet in 1994 to 5.6 million square feet in 1995, and currently stands at 5.19 million square feet. The total amount of office space in this district, as a result of our reclassification, increased from 17.93 million square feet in 1994 to 18.45 million square feet in 1995. As in the Financial East District, the removal of office product from the overall inventory due to its anticipated conversion to an alternate use has resulted in an overall Insurance District office supply of
17.36 million square feet at year-end 1997.

City Hall District

      As noted earlier, the City Hall District runs across the northern portion of the Downtown market, from the Hudson to the East River. It derives its name from the governmental center of New York City. The largest addition to its primary supply was not generated by government agencies, but by the financial services sector, when Shearson/American Express constructed a 1.6 million square foot facility at 390 Greenwich Street. Two new office projects in the City Hall District were completed in January 1995; the 818,535 square foot federal government building at 290 Broadway and the 922,000+/- square foot Federal Courthouse at Foley Square. These buildings are fully occupied by the courts and federal agencies. Were it not for the completion and occupation of these two buildings, the net absorption of space in the Downtown market would have been negative.

      Even with the addition of these two new buildings to the City Hall District's Class A inventory, the total amount of such space in this district has been reduced from 5.95 million square feet in 1994 to 4.13 million square feet in 1995. However, the City Hall District has experienced the greatest increase in total office inventory, with 12.63 million square feet in 1994 growing to 15.83 million square feet in 1995. Through year-end 1997, the overall inventory of office space has been reduced slightly, to 15.69 million square feet.

Trends in the Downtown Office Market

      The Downtown Office Market has dramatically improved over the past several years and is expected to continue to do so for the foreseeable future. Downtown experienced positive gains throughout 1996 and unparalleled leasing activity throughout 1997. The unprecedented growth has been a result of several factors.

      The regional economy has sustained consistent growth as Wall Street continues its record-setting gains, providing for both the establishment of new businesses and the expansion of existing businesses. The Lower Manhattan Revitalization Program's energy cost-savings and

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

tax abatement incentive packages have made the Downtown area an economic and attractive alternative for small and mid-sized companies, in addition to large corporations trying to economize as a result of past downsizing. The New York City Planning Department, the New York City Economic Development Corporation, and the Downtown-Lower Manhattan Association are examining potential new uses for older office buildings. These groups envision a district with a mix of traditional office space, residential conversions, and space for innovative uses such as educational centers and computer software design laboratories.

      Another significant factor has been the removal of several buildings from commercial inventory to residential conversion. It is important to note that as the office market continues to improve, residential conversion is beginning to slow and although growth is expected to continue, it will be at a more gradual pace. In fact, by year-end 1997, a few developers of buildings slated for residential conversion, elected to maintain their properties as office buildings when approached with offers from large tenants to lease the office space.

      There are a number of older office buildings whose owners are finding it advantageous to upgrade and/or renovate for use by small to medium-sized companies, specifically those in the information technology area. The combination of competitive rents, tax abatements, energy cost savings and generous tenant work letters for constructing space is attracting tenants who have considered relocating to other areas in Midtown or outside of New York City. Banco Popular, the city's largest Hispanic bank, has taken 60,000 square feet at 120 Broadway, where it will consolidate operations from other offices in and outside of Manhattan. New Horizons Computer Learning Center, whose parent company is located in New Jersey, has leased 14,600 square feet at 40 Broad Street for use as a satellite training center, due to the convenience to its client base. MCI Telecommunications leased 34,200 square feet at 100 Wall Street as a consolidation of two offices, one already in the Downtown area at 61 Broadway and the other in Midtown at 757 Third Avenue. The software consulting firm Micro Modeling Associates leased 2,300 square feet at 111-115 Broadway four years ago, and at the end of 1996, expanded its operations to 38,000 square feet, employing 100 people on two full floors of the building.

      On a larger scale, The New York Mercantile Exchange, which had contemplated moving to New Jersey, decided to remain Downtown. The Mercantile Exchange, which merged with the Commodity Exchange, is constructing its own headquarters in Battery Park City. The Exchange will house its 8,100 employees in a 20-story building with trading floors and offices located at the north end of Battery Park City. Both New York City and New York State offered incentives including $125 million towards construction costs and $43 million in tax abatements to keep the Exchange in New York.

      As previously discussed, late in August 1996, the New York Stock Exchange announced that it would look for larger quarters Downtown. This is the second such announcement by the Exchange, with an earlier discussion having occurred in 1992. The earlier proposal concerned the construction of a new facility across from their present location, on a site that is currently occupied by J.P. Morgan. In October 1996, this proposal was refined to the point where the "Big Board" specifically proposed that the first floor be extended across the roadbed of Broad Street, with a glass-enclosed atrium that would permit pedestrians to view the neo-classical facade of the existing Exchange. This would result in the closure of Broad Street immediately in front of the Exchange. Most experts acquainted with the current discussions are of the opinion that the

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

"Big Board" will stay at its present location but it is seeking tax relief from the City. However, as of May 1998, discussions for an expanded New York Stock Exchange were still ongoing with the City, and the Stock Exchange once again announced its intention to relocate.

      Standard & Poors have remained in Manhattan, leasing nearly 950,000 square feet of office space at 55 Water Street after considering a consolidation move to New Jersey. The company will receive approximately $19.7 million in sales tax exemptions and $4 million in energy discounts.

      New York City approved plans for a Downtown Business Improvement District
(BID) which is managed by a not-for-profit organization called Alliance for Downtown New York, Inc. The Alliance has a budget of roughly $0.09 per square foot, and commenced operations on January 1, 1995. The mission of the Alliance is to revitalize the Downtown area in order to attract commercial and retail businesses, residential development and tourists. The Alliance provides extra security service for the area; and a supplemental sanitation force. The Alliance also has a professional outreach program working with the homeless within the BID. Transportation improvements include an up-and-running free shuttle loop every ten to fifteen minutes between Battery Park City to South Street Seaport, with many stops and points of interest along the way. The Alliance also sponsors special events such as art shows, cultural events, and restaurant and retail promotional campaigns to promote activities in Downtown Manhattan. Long-range plans for the BID are more complex than those of other BIDs by virtue of its size and the nature of the Downtown area, and the Alliance will most likely involve itself in a variety of planning issues and work closely with City officials.

      The Alliance for Downtown New York has also launched a marketing program for new Internet-ready space in what is being called Downtown's "Silicon Alley." The City of New York, the Alliance and owners of six downtown properties have joined the "Plug 'n' Go" program, adding 120,000 square feet of space that is specifically designed and equipped to meet the needs of today's "high-tech" firms.

      In an effort to absorb some of the area's over-supply of office space, the City is supporting programs to attract foreign firms and is looking for opportunities to provide "incubator" space for small businesses. The Port Authority of New York & New Jersey will provide qualified foreign companies with rent-free, fully furnished offices at the World Trade Center for up to six months under a two-year program recently authorized by the agency's Board of Commissioners.

      The Port Authority recently authorized the development of a $10 million program to undertake various studies and prepare cost estimates for the revamping of the World Trade Center's public areas. The actual renovations are expected to cost about $300 million and plans for the spaces include new escalators, corridors, entrances and skylights to the Plaza level, and adding light to the currently dim shopping areas. With numerous leases expiring over the next five years, the Port Authority hopes that these improvements will help to retain and attract tenants.

      The most likely impetus to the resurrection of the Downtown Manhattan office market will be the state of the market in Midtown. As of year-end 1997, the Midtown Class A vacancy rate was 8.2%, down from 10% at the year-end 1996. Additionally the average asking Class A

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

Midtown rent at year-end 1997 was $39.29, a 12.35 percent increase above the average asking Class A Midtown rent at year-end 1996. The most notable aspect of the Midtown market is the increasing shortage of large blocks of space.

      Through year-end 1997, the Downtown market's Class A vacancy rate decreased to 8.8 percent from 9.9 percent in the previous quarter. Overall leasing activity as of year-end 1997 was at 8,957,411 square feet, with 65 percent coming from the Class A market. The attractiveness of Class A space in the Downtown market is further enhanced by the price differential between the two Manhattan markets (Midtown and Downtown). At year-end 1996, the average asking rent for Downtown Class A space was $30.48 per square foot, $4.49 per square foot less than Midtown Class A space at $34.97 per square foot. As of the year-end 1997, Downtown Class A space was $30.91 per square foot, while Midtown Class A was at $39.29 per square foot.

      The difference in the real cost of space in the two markets increases further when one considers the difference in effective gross rent (the rent that is indicated after amortizing free rent and tenant improvement allowances) between the two Manhattan markets, which in some cases exceeds $10.00 per square foot. When rent differences of this magnitude are combined with the greater availability of large blocks of space, the recently approved tax abatements and reduced electrical rates, Downtown office space starts to become competitive with the surrounding suburban markets.

      While new office construction is not economically feasible at the present time, reconstruction of many of obsolete office buildings for residential use may prove a viable alternative. While not every `pre-war' building is suited for residential conversion, several are already in the process of being converted to either condominium or rental apartment use.

Summary

      The Downtown Manhattan office market experienced tremendous activity in 1997. Five of the largest lease deals of the year took place in Downtown. The increase in leasing activity and absorption, combined with the continuing decline in the vacancy rate, indicate that the market, which was stagnant during the past several years, is headed towards recovery.

      The Lower Manhattan Revitalization Plan has also had a significant impact, allowing the Downtown market to reposition itself, becoming more attractive to residential and commercial tenants, as well as potential investors. The Alliance for Downtown New York, is working to revitalize the lower Manhattan area, with the goal of ensuring the area's economic viability and resurgence as the preeminent financial and information capital of the world.

      Boosted by a stable national economy and a resurgence of industries linked to Wall Street and high-technology, the New York City economy is likely to encourage growth in many of the Downtown sectors. In addition, the availability of quality buildings and competitive rental rates will enable the Downtown market to remain attractive. The level of leasing for 1997, nearly 9.0 million square feet, is the highest level on record for lower Manhattan. The overall vacancy rate, currently at 12.4 percent is a tremendous improvement from the
17.6 percent reported at year-end 1996. During the coming year, the shortage of Class A space is likely to have a positive effect on leasing activity in Class B and Class C properties. The number of buildings

--------------------------------------------------------------------------------

                                                Manhattan Office Market Analysis
--------------------------------------------------------------------------------

considering residential conversion is also expected to diminish during 1998 as the market continues to expand. Accordingly, rental rate increases are anticipated across all property types. Record leasing activity is expected to continue through mid-year 1998.

--------------------------------------------------------------------------------

                                           MANHATTAN RESIDENTIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

Residential Market Review

Overview

      The New York City residential market is the largest residential market in the United States, composed of a complex and diverse group of properties, from single family residences and townhouses, low rise walk-up buildings and luxury high rise towers to renovated office buildings for multi-tenant use. The majority of the market consists of rental units, which are chronically in short supply. This limited supply has been exacerbated by restrictive zoning laws, an increasing number of low density historic preservation districts and most importantly, the conversion of thousand of rental units to cooperative ownership in the 1970s and 80s.

      The New York City housing market has continued to emerge from a previous downturn that was created by the past 1989-91 recession. The initial downward trend was a direct result of an increase in new construction that was closely followed by retrenchment on Wall Street as a result of the October 1987 stock market crash. Market rate apartment rents declined during the early 1990s, as did cooperative and condominium prices; a result of soft demand in a cautious market. New residential construction was almost non-existent during the early 1990s and many converted cooperative and condominium apartments were rented instead of sold.

      The recovery of the residential market has shown solid progression over recent years, with significant growth in nearly all segments. Large condominium and cooperative apartments have exhibited impressive price increases in recent years and continue to show robust activity. This has created a conspicuous concentration of new construction within the high end of the market; larger and more luxurious apartments dominating new developments. Although improvement in cooperative sales prices has lagged condominiums, the co-op market has shown increases as well, especially in the large and pre-war categories. Market rate rents are also rising, particularly on Manhattan's West Side, which has experienced a rise in popularity during recent years. Most importantly, many new residential construction projects have reached completion and stabilization with numerous additional projects in progress or proposed for the near future. These indicators of activity in Manhattan's residential market form a solid base for continued growth and expansion.

Rent Control and Stabilization

      Rent control regulations were first introduced by the federal government during World War II. New York State chose to continue this legislation in 1947, intended as a temporary measure to prevent dramatically increasing rents following the war. The laws were modified and replaced in 1969 by rent stabilization regulations. Over the past decades the regulations have been revised and extended numerous times, most recently in July 1997.

      Both rent control and rent stabilization guidelines establish the increase in rent that can be charged for a vacant apartment and for a lease that is renewed by the same tenant. In general, these laws affect apartment buildings with more than six apartments and those which receive any of a number of City-sponsored real estate tax abatements and/or tax exemptions. In the early 1990's, approximately 70% of the rental apartments in New York City were subject to the rent control or stabilization laws. However, as a result of the recently enacted Rent Regulation Reform Act of 1997 (the "reform Act"), 56% of the rental apartments in New York City are currently subject to such laws and regulations. Of the approximately 1.9 million New York City

--------------------------------------------------------------------------------

Renter-Occupied Apartments, approximately 70,000, or 3.7% are rent controlled, while approximately 1.0 million, or 52.6%, are rent stabilized.

      Rent growth in the nineties has been surprisingly strong even during the period immediately following the 1989-91 recession. Rent increases in 1992 and 1993 were very strong during a period when the city continued to lose jobs. The relative strength of the city's rental market even during weak economic periods is due in large part to chronic undersupply of units. As noted in "Housing NYC:
Rents, Markets and Trends '97":

      "A near collapse of new housing supply is undoubtedly another important factor contributing to the tighter rental market. The Savings and Loan crisis of the early 1990s combined with the recession "squashed" new housing construction. While permits for new construction averaged 11,500 units per year during the eighties, in the nineties new housing permits slowed to 5,000 units per year. Over a six-year period (1990-1995) this difference in new housing construction amounts to nearly 40,000 units. Even in a market as large as New York's, such a deficit will put pressure on rent levels."

      While New York City is experiencing a housing shortage, Manhattan has experienced chronic undersupply resulting in skyrocketing rents for nearly all varieties of apartments throughout the borough. The company believes that this supply and demand imbalance creates unique opportunities for developing, acquiring and owning apartment properties in Manhattan.

Inventory

      New York City's residential market is characterized by its size and complexity. There are nearly 3.0 million housing units in the City's five boroughs, ranging from apartments in public housing complexes to luxury condominiums, walk-ups, townhouses and mansions.

      The residential market can be further divided into owner-occupied property and rental property. The rental market is New York City's largest residential category, comprising nearly 70 percent of all housing inventory. The remaining 30 percent of housing units in the five boroughs are owner occupied. This ratio is nearly the opposite of the national average, whereby two out of three households are owner-occupied. The following table provides an overview of New York City's housing inventory.

================================================================================================================
         Inventory                Total        Bronx      Brooklyn      Manhattan       Queens     Staten Island
================================================================================================================
Total housing units             2,995,279    447,341       875,543        774,974       751,481         145,940
----------------------------------------------------------------------------------------------------------------
   Total owner units              857,766     87,430       226,058        149,311       308,375          86,592
----------------------------------------------------------------------------------------------------------------
        Owner-occupied            834,184     83,853       221,850        142,843       301,189          84,449
----------------------------------------------------------------------------------------------------------------
        Vacant for sale            23,582      3,577         4,208          6,468         7,186           2,143
----------------------------------------------------------------------------------------------------------------
   Total rental units           2,027,421    346,747       617,631        581,285       426,809          54,949
----------------------------------------------------------------------------------------------------------------
        Renter-occupied         1,946,165    327,922       591,694        561,100       412,789          52,660
----------------------------------------------------------------------------------------------------------------
        Vacant for rent            81,256     18,825        25,937         20,185        14,020           2,289
----------------------------------------------------------------------------------------------------------------
   Total vacant units not
   available for sale or rent     110,092     13,164        31,854         44,378        16,297           4,399
================================================================================================================
Source: U.S. Bureau of the Census, 1996 NYC Housing and Vacancy Survey
================================================================================================================

      Manhattan and The Bronx have the largest percentage of rental units; 72.4 percent of Manhattan's occupied housing comprises rental units, while 73.3 percent of the total inventory in The Bronx are occupied rentals. Nearly 68.0 percent of Brooklyn's housing inventory is renter occupied.

--------------------------------------------------------------------------------

      Staten Island and Queens have the highest percentage of owner occupancies;
59.3 percent of Staten Island's housing is owner-occupied, and owner occupancies account for 41.0 percent of the housing inventory in Queens. In Brooklyn, 25.8 percent of the available housing units are owner occupied.

      Single and two-family houses constitute the largest segment of owner-occupied housing inventory in New York City. The majority of the City's single family houses are in the boroughs of Staten Island, Brooklyn and Queens; there are fewer than 2,000 single family houses in Manhattan. Cooperatives and condominiums collectively account for the smallest portion of owner-occupied housing City-wide, but form the largest segment of owner-occupied units in the Borough of Manhattan.

      Rental Vacancy

      According to The United States Bureau of the Census data, which is published tri-annually in the Housing and Vacancy Report for the New York City Department of Housing Preservation and Development, the vacancy rate has remained at approximately 3 percent for the past two decades. This has left New York City with one of the lowest vacancy rates in the nation and a perpetual housing shortage.

      The vacancy rate in New York City increased to 3.78 percent in 1991, the highest rate recorded since 1965, and a 50 percent increase over the vacancy rate documented in the 1987 Housing and Vacancy Report. The U.S. Census Bureau, which measures the vacancy rate, also includes vacant units for sale in the vacant for rent category, therefore counting condominium and co-op apartments that are on the market. Additionally, co-op and condo units marketed as rentals during the recession were included in the 1991 calculation of the vacancy rate. These unsold and rented co-op and condo units are viewed as a substantial factor in the 1991 rise in the rental vacancy rate.

      In recent years, cooperative and condominium conversions have greatly reduced the supply of rental units in the City's housing stock, but continue to affect the rental vacancy rate. Currently, many New York City residential market experts believe that the actual rental vacancy rate is less than 1.0 percent.

Market Rate Rental Apartments

      The market rate rental segment of Manhattan's housing market suffered modestly during the 1989-91 recession, with unregulated rents dropping 1.62% between 1991 and 1992. This has been followed by significant rent increases during the 1992-93 period followed by strong increases between 1994 and 1996. More recently, rents have surged. For example, rental rates for unregulated apartments increased by more than 5% in certain areas during 1993. Between 1993 and 1994 rents showed an increase of 6.94%, followed by an 6.91% increase from 1994 to 1995. The 1995 to 1996 increase was 9.11%. Driven by a robust economy and a limited supply, at year end 1997, prices for all sized apartments on the Upper East and Upper West sides had increased by 8.20% from 1996. Overall, rents have increased approximately 7.79% per year over the past five years.

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]

      The general rise in unregulated rents over the past few years has been attributed to several factors. First, new residential construction during the earlier part of the decade was virtually non-existent. Additionally, in past years condominium and cooperative units and sublets have been the primary additions to the rental housing stock. The co-op and condo markets have become increasingly more competitive and many owners/sponsors are not renewing leases on rented apartments, opting to sell the units in the currently strong market. This has resulted in the further tightening of the supply of available rentals.

      The general New York City area economy has grown at an increasingly rapid rate which is heightening the demand for quality housing. Furthermore, residential experts believe that pent-up demand in the housing market is great enough to prevent any noticeable declines in market rate rents which would otherwise be caused by the increase in new residential development projects.

Cooperatives and Condominiums

      Cooperative and condominium apartments form the majority of Manhattan's owner-occupied housing units. The primary difference between cooperative and condominium ownership is that a cooperative buyer purchases shares in the apartment corporation that owns the building and receives a proprietary lease for the use of the apartment. A co-op owner is responsible for paying a portion of the building's real estate taxes and underlying mortgage, as well as any loans taken out on the individual unit. With a condominium, the buyer purchases the unit outright in fee simple and is solely responsible for the apartment unit. Both condominiums and co-ops carry maintenance fees, which primarily pay for the operating expenses of building. Cooperative maintenance fees are generally higher than condominium maintenance charges, due to the payable taxes and the underlying debt service on the building.

      Cooperative units comprise a very high percentage of Manhattan's for-sale apartments and, in fact, the majority of the entire nation's cooperative apartments are located in Manhattan.

--------------------------------------------------------------------------------

Condominiums comprise the remaining segment of Manhattan's market rate apartments. There are nearly 200,000 cooperatives and condominium apartments in the Borough of Manhattan.

      The cooperative and condominium market suffered during the past recession, with prices falling and many available units remaining empty or placed on the rental market to enable sellers to recoup a portion of these apartments' values. The market for condominiums was not as hard hit as the co-op market and is currently experiencing a strong resurgence. The following chart presents the number of condominium sales and the total dollar value of sales between 1985 and 1997.

    =================================================================================================================
                               Total Dollar and Number of Condominium Sales in Manhattan
                                                   1985-December 1997
    =================================================================================================================
           Year               Amount (000)          Number of Sales        Average price/unit      Percent Change
    =================================================================================================================
           1985                $ 812,000                 2,543                  $319,308                  -
    -----------------------------------------------------------------------------------------------------------------
           1986                $1,039,000                3,524                  $294,835               (7.66%)
    -----------------------------------------------------------------------------------------------------------------
           1987                $1,768,000                5,327                  $331,894               12.57%
    -----------------------------------------------------------------------------------------------------------------
           1988                $1,824,000                5,836                  $312,543               (5.83%)
    -----------------------------------------------------------------------------------------------------------------
           1989                $1,577,000                4,250                  $371,059               18.72%
    -----------------------------------------------------------------------------------------------------------------
           1990                $ 919,000                 2,586                  $355,375               (4.23%)
    -----------------------------------------------------------------------------------------------------------------
           1991                $ 732,000                 2,005                  $365,087               (2.73%)
    -----------------------------------------------------------------------------------------------------------------
           1992                $ 570,000                 1,852                  $307,775              (15.70%)
    -----------------------------------------------------------------------------------------------------------------
           1993                $ 674,000                 2,236                  $301,431               (2.06%)
    -----------------------------------------------------------------------------------------------------------------
           1994                $ 819,000                 2,424                  $337,871               12.09%
    -----------------------------------------------------------------------------------------------------------------
           1995                $ 871,000                 2,455                  $354,786                5.01%
    -----------------------------------------------------------------------------------------------------------------
           1996                $ 924,000                 2,760                  $334,783               (5.64)%
    -----------------------------------------------------------------------------------------------------------------
           1997                $1,506,000                3,329                  $452,388               35.13%
    =================================================================================================================
      Source: Yale Robbins, Inc. - January 1998
    =================================================================================================================

      Condominium sales peaked in 1988, with 5,836 condominiums sold at a total dollar amount of $1,824.0 million, giving an average unit price of $312,543. This was followed by a dramatic fall in prices, beginning in 1990, with 1992 showing a total sales revenue of $570.0 million, 1,852 units sold and an average unit price standing at $307,775. In 1993 sales activity increased slightly while the average unit sale price decreased to $301,431.

      According to Yale Robbins, Inc., 1994 saw an average unit price of $337,871, an increase of 12.09 percent over the preceding year. This increasing activity and price trend continued steadily through 1995. 1996 saw a 5.64 percent decrease in average unit price, although the actual number of units sold increased by approximately 12.42 percent. At year end 1997, total sales revenue reached $1,506.0 million, an increase of 35.13 percent over sales revenue for 1996. Much of this growth has been seen within the high end of the market, where supply is traditionally smaller. Over recent years, this demand increase has been a considerable driving force for both price and construction levels, helping to create the significant growth of sales revenue illustrated by the 1997 figures.

      Although the condominium market has shown considerable growth since the end of the recession, the cooperative market, until recently, had not fared as well. Unfavorable market conditions had a severe impact on the cooperative market, particularly the more recent conversions. In the early 1990s sponsors frequently found themselves unable to sell units to insiders, who were often either wary or unable to purchase the apartments. Additionally, banks were frequently unwilling to finance cooperative purchases, particularly in buildings with a low tenant-owner occupancy ratio. Sponsors were often saddled with high maintenance costs and

--------------------------------------------------------------------------------
low rents received from the tenants in occupancy, and many sponsors were unable to make payments on their share of the building's maintenance.

      While cooperatives prices declined in the late 1980s and early 1990s, coop prices climbed to heights in 1997 not seen since the pre-recession peak, according the Real Estate Board of New York's Annual Cooperative Sales Report. Demand continued to outstrip supply with sellers receiving, on average, 95 percent of their asking price. Two-bedroom and studio apartments attained the largest gains in consideration; median price per room rose 15 percent and 13 percent respectively. The recent recovery has been hailed by many residential real estate experts and is generally said to be a byproduct of a culmination of several forces: a generally improved economy, high quality housing demand, low interest rates and governmental incentives.

Tax Abatements

      In 1971, Section 421a of the New York State Real Property Tax Law was enacted as an incentive for new construction to remedy a shortage of affordable housing in New York City. The 421a program offered a limited real property tax exemption schedule for new construction begun between January 1, 1975 and November 1, 1985, under which projects were tax-exempt during construction for a maximum of three years. After the exemption period taxes were phased in over 10 years. Subsequent incarnations of the 421a tax abatement program linked the eligibility of a project for an abatement to its location and participation in certain federal, state or city housing programs.

      In 1985, numerous changes were made to the 421a program to counteract the overabundance of up-scale housing and the dearth of affordable housing in Manhattan. The most notable change was the creation of the Manhattan Exclusion Zone, roughly defined as that area south of 96th Street and north of 14th Street on the East Side and north of Houston Street on the West Side. Residential development in the Exclusion Zone was ineligible for tax abatements, unless the developer of a project also built 20 percent of the units in a development as low or moderate income housing. Prior to the change in the 421a program, permits for 30,285 private units were issued between 1980 and 1985, as developers rushed to deliver new condominiums and rentals before the program expired. As a result, a flood of new apartments entered the market just before the 1987 stock market crash. Following the change, only 13,282 units received permits between 1986 and 1990. This reduction can be partially attributed to the change in the 421a program and partially to the economic recession at that time.

      The New York City Council voted to re-extend the 421a program to the Manhattan Exclusion Zone during the last legislative session attended by former New York City Mayor David Dinkins in December 1993. The newest version of the 421a program was passed specifically to generate new construction projects in a city that had seen very little new development over the past few years. Under the new law, the assessment on a qualifying developers' property remains fixed for ten years at the level of assessment recorded prior to construction. Thereafter, the assessment on the new value of the property is phased in over the next ten years. In order to qualify for the tax exemption/abatement, a developer must reserve 20 percent of the housing for low income families for the life of the 20 year abatement. Additionally, the development must take place on vacant or underused property.

--------------------------------------------------------------------------------

Zoning

      An additional impact on the shape of new residential construction in Manhattan was from a zoning law brought into force in 1994. The law covered the Upper East Side and Lincoln Center areas and it's requirements were the limitation of the height of new buildings to a maximum of 36 stories and the requirement that 60 percent of a building's size was to be concentrated in its lower floors. Additionally, the 36-story height maximum required that the developer build 20 percent of the building's units as affordable housing, either on or off site.

      Critics of the law have asserted that new construction has been hampered, since developers are not be able to charge the same prices for deeper, darker apartments on lower floors that they typically charge for apartments on higher floors with views, and have been dissuaded from commencing new development projects. Based on the number of new and proposed residential projects, however, the impact of the law appears negligible. Furthermore, one of the newest buildings constructed on the Upper East Side successfully litigated to be exempt from the zoning change since its foundation was previously completed.

New and Proposed Construction. There are currently thirty-three new residential projects under construction or in the planning stages in Manhattan. Many of the new residential projects will be rentals, as developers are evidencing a willingness to take advantage of the resurgence of the market rate rental market. Although many new projects will be luxury rentals, a substantial number will seek to take advantage of financing and tax incentives provided by the City in exchange for reserving 20% of their units for affordable housing. "Mixed-Use" projects also characterize the new and proposed residential construction. Mixed-Use projects typically involve the blending of retail and residential space in the same building. Retail space invariably occupies the lower floors of a project, while the residential apartments are located on the quieter upper floors with better views.

      New apartment construction permits averaged 11,500 units annually throughout the 1980s. New construction permit issuance in the 1990s has decreased to 5,000 units per year. However, this diminished construction activity resulted in an approximate new supply from 1990 through 1995 of 39,000 units. Since June 30, 1996, in excess of 3,000 new units have come to market and approximately 3,500 units are currently under development.

      New rental and for sale apartment building completions have met with unparalleled success. The luxury for sale condominium market strength is evidenced by 610 Park Avenue, a 70-unit conversion of the Mayfair House Hotel. Although construction will not be completed until the fourth quarter of 1998, 95% of the apartments are currently under contract at prices exceeding $1,000 per square foot. Several rental apartment projects have generated rapid lease-up which has resulted in several potential renters for each apartment. It is not uncommon to see "bidding" for units even in the face of the developer's ever increasing rent levels. The following projects are evidence of the strong demand for rental apartments:

189 West 89th Street

      This 267-unit apartment building with 20% low income and 80% market rate units completed construction in April 1998. Leasing began in February 1998 at an average market rent of $45.00 per square foot. In the first 3 months of leasing, the building is 75% leased, indicating an absorption rate of 66 units per month.

300 East 64th StreetStreet

      A 103-unit apartment building completed in the third quarter of 1996 was 100% leased in 4 months at an average market rent of $44.00 per square foot, indicating an absorption rate of approximately 26 units per month.

100 Jane Street

      A 148-unit 80/20 apartment building, also completed in the third quarter of 1996, was 100% leased in 3 months at an average market rent of $32.75 indicating an absorption rate of approximately 50 units per month.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
400 East 84th Street Street

      Completed in the fourth quarter of 1996 this 180-unit 80/20 apartment building was 100% leased in 4 1/2 months at an average market rent of $44.74. However, the most recent twenty leases averaged $50 per square foot and the current asking rents are ranging from $47 to $50.

1 Columbus Place

      A 721-unit 80/20 rental apartment building completed in the second quarter of 1997 was 100% leased in approximately 4 months at an average market rent rate of $38.

      With the average residential rental rates at $36.53 per square foot, rentals in Manhattan new construction are now in the $45 to $50 per square foot range and above. As rentals move into this territory, developers with ready sites can begin plans for new projects as rents will cover their expenses, debt service, and an appropriate return to investors. The chart below identifies the cost component of the benchmark rental:

                      Manhattan Luxury Apartment Buildings

      New Development - Benchmark Rental

      Land                                            $ 75.00
                                                      -------
      Hard Costs (Core & Shell)                       $117.00
                                                      -------
      Soft Costs                                      $ 76.00
                                                      -------

      Total Cost                                      $268.00
      --------------------------                      -------

      Net Rent Required                               $ 23.11 85% debt @ 7.5%,
      -----------------                               ------------------------
                                                      15% ROE
      Operating Expense & Tax                         $  13.00
      -----------------------                         --------

      Gross Rent Required                             $  36.11
      -------------------                             --------

305 West 50th Street

      The Macklowe Organization is currently building a 293 unit luxury apartment building on Eighth Avenue between West 50th and 51st Streets. The development, Longacre House, will contain 32 studio apartments, 187 one-bedroom apartments, and 74 two-bedroom apartments. The building will feature amenities common to most luxury Manhattan residential buildings including terraces, concierge, housekeeping, health club and a private garden. The building's retail component has been preleased to Rite Aid and Blockbuster and a below grade parking garage is also expected to be preleased. Stabilized occupancy is expected by early 1999.

The West 50th Street project is part of the resurgence of Midtown West, the area of Manhattan located west of Sixth Avenue between 40th and 57th Streets. Notable developments in this district include the Times Square Redevelopment and the trend toward construction of "walk to work" residential apartment buildings. Across Eighth Avenue from 305 West 50th Street is 250 West 50th Street, a 550 unit rental building being constructed by Jack Resnick & Sons. This project will contain 80% market rate and 20% low income tenancies. The market rate units are expected to achieve average rents of $45 per square foot per year. Existing apartment buildings in the area include Symphony House at 235 West 56th Street. This 480 unit building achieves market rents in excess of $45 per square foot and is 99% occupied; Ritz Plaza at 235 West 48th Street is a 479 unit building which achieves market rents in excess of $35 per square foot and is also 99% occupied. Lastly, The

--------------------------------------------------------------------------------

Ellington at 260 West 52nd Street achieves market rents in excess of $35 per square foot and is also 99% occupied.

      The West 50th Street development is expected to be superior to 250 West 50th Street since it will not reserve 20% of its units for low income tenants and will also be superior to both Ritz Plaza and The Ellington which are older buildings. In all likelihood, Symphony House will be the best indicator of market rent for the Macklowe project, although Symphony House is older construction. Based upon the competing buildings in the immediate area, we expect 305 West 50th Street will achieve market rents exceeding $45 per square foot for residential apartments upon completion of construction.

      Conclusion. Overall, the Manhattan residential market is extremely tight, with low overall vacancy, sharply increasing rents and rapid absorption of new inventory brought to the market. The residential market is widely expected to continue to grow through the foreseeable future, particularly in the luxury rental and condominium sectors. The overall vacancy rate for Manhattan housing is approximately 3%. This rate has remained fairly constant over the last fifteen years falling in the range of 2% to 4%. The higher end of the range was experienced during the 1989-91 recession. Demand for both rental and for sale apartments is very strong and is directly related to job growth, particularly among upper income employees of the securities and legal services industries. Over 107,000 new office jobs were created in New York City between 1995 and 1997. The services sector contributed approximately 87,100 of these jobs while the security broker category contributed 11,000 of these jobs. The services and securities sector represented approximately 90% of the new job growth over the past three years with many of these jobs in high income sectors. We believe that a modest job growth rate of 1.1% over the next five years will result in continued strong demand for Manhattan apartments.

      Under the assumption that the thirty-three projects under construction or planned are completed within the next five years, sufficient demand will result in continued high occupancy rates and increasing rental rates:

          East Side and West Side Vacancy Rate and Rental Rate Forecast

                          Class A and New Construction

                              Vacancy Rate           Class A         Luxury
                          ----------------------------------------------------
1998                             3%                   $36.53          $42.00
1999                             3%                   $37.44          $43.68
2000                             3%                   $39.51          $45.43
2001                             3%                   $41.09          $47.24
2002                             3%                   $42.73          $49.13

Source: Cushman & Wakefield, Feathered Nest

      The strength of the Manhattan residential market is a direct result of the "renaissance" which New York City is experiencing, The City's economy, centered in Manhattan, is the strongest it has been in decades, which when combined with the stock market boom has fueled increasing demand for luxury residential rentals and condominiums. In addition to domestic demand, Manhattan has a large number of foreigners conducting business in the City who find Manhattan housing to be inexpensive compared to other cities. Rental agents and sales brokers report strong demand with four or five bidders for each new apartment - either rental or sale. Open houses for new projects draw relatively large numbers resulting in frequent "bidding" wars for apartments. We expect this demand will continue over the next five years.

--------------------------------------------------------------------------------